    As filed with the Securities and Exchange Commission on August 30, 2000

                                                     Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM S-11
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                 OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES
                            ------------------------

                         SPECIALTY MORTGAGE TRUST, INC.
      (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS GOVERNING INSTRUMENTS)

                               6160 PLUMAS STREET
                               RENO, NEVADA 89509
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                             NELLO GONFIANTINI III
          CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF FINANCIAL OFFICER
                         SPECIALTY MORTGAGE TRUST, INC.
                               6160 PLUMAS STREET
                               RENO, NEVADA 89509
                                 (775) 826-0809
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)

                            ------------------------

                                    COPY TO:

                            PHILLIP R. POLLOCK, ESQ.
                                 TOBIN & TOBIN
                         500 SANSOME STREET, 8TH FLOOR
                            SAN FRANCISCO, CA 94111
                                 (415) 433-1400

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
At any time and from time to time after the effective date of this Registration
           Statement in light of market conditions and other factors

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] __________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] __________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check box: [X]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

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                                                        PROPOSED MAXIMUM        PROPOSED MAXIMUM
  TITLE OF SECURITIES BEING        AMOUNT BEING          OFFERING PRICE            AGGREGATE              AMOUNT OF
          REGISTERED                REGISTERED              PER UNIT             OFFERING PRICE       REGISTRATION FEE
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Collateralized Investment
  Notes.......................     $250,000,000               100%                $250,000,000             $66,000
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     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE HAVE FILED A REGISTRATION STATEMENT RELATING TO THESE SECURITIES WITH THE SECURITIES AND EXCHANGE COMMISSION. WE CANNOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE SUCH OFFER OR SALE IS NOT PERMITTED.

                     SUBJECT TO COMPLETION, AUGUST 30, 2000

PROSPECTUS
AUGUST    , 2000

                               UP TO $250,000,000

                         SPECIALTY MORTGAGE TRUST, INC.

                        COLLATERALIZED INVESTMENT NOTES

                           -------------------------

CONSIDER CAREFULLY THE RISK FACTORS
BEGINNING ON PAGE 5 OF THIS PROSPECTUS,
INCLUDING THE FOLLOWING:

 - Specialty Mortgage Trust's operations
   depend heavily upon the contributions
   of Nello Gonfiantini III who would be
   difficult to replace.

 - We face loss exposure due to the
   credit risks of real estate mortgage
   loans, which could affect our ability
   to repay the Notes.

 - Most of our mortgage loans are
   secured by properties located
   primarily in Nevada, which makes us
   dependent upon the Nevada economy.

 - Investors have limited recourse as
   the Notes are not insured by any
   governmental agency or
   instrumentality or any other person
   or entity.

 - The Notes have limited liquidity as
   there is no secondary trading market
   and none is likely to develop.


     Specialty Mortgage Trust, Inc. is offering up to $250,000,000 of its Collateralized Investment Notes with issuances expected to take place on a monthly basis. The maximum principal of Notes that can be outstanding at any time may not exceed $50 million.

     THE COLLATERALIZED INVESTMENT NOTES:

 - will be secured by pledged assets of Specialty Mortgage Trust, Inc., consisting of mortgage loans, short-term money market instruments and/or cash;

 - will be issued in minimum denominations of $25,000;

 - are not redeemable at the option of the issuer prior to their stated maturity;

 - will bear interest rates as established from time to time, with interest payable, at the election of the noteholder, either monthly in arrears on the 20th day of each month or, compounding monthly, at maturity; and

 - will have a maturity that is fixed on the date of issuance within a range of a minimum of 1 month to a maximum of 12 months from the date of issuance.


     Notes will be issued on the 20(th) of the month, or the first business day thereafter. Investors may select the term and corresponding interest rate offered in a supplement to this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
PROSPECTUS SUMMARY....................     1
  Summary of the Offering.............     1
  Overview of Specialty Mortgage
     Trust, Inc. .....................     2
  Summary Risk Factors................     3
  Ratio of Earnings to Fixed
     Charges..........................     4
RISK FACTORS..........................     5
  Investment in Collateralized
     Investment Notes.................     5
  Overall Enterprise of Specialty
     Mortgage Trust, Inc. ............     5
  The Business of Mortgage Lending and
     Managing a Mortgage Loan
     Portfolio........................     7
THE COMPANY...........................    12
USE OF PROCEEDS.......................    12
DIVIDEND POLICY AND DISTRIBUTIONS.....    12
CAPITALIZATION........................    13
SELECTED FINANCIAL AND OTHER DATA.....    14
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................    15
  "Safe Harbor" Statement Under
     Private Securities Litigation
     Reform Act of 1995...............    15
  Overview............................    15
  Financial Condition.................    15
  Assets..............................    15
  Liabilities.........................    16
  Results of Operations...............    16
  Recent Developments.................    18
  Interest Rate/Market/Credit Risk....    18
  Liquidity and Capital Resources.....    18
BUSINESS..............................    19
  Mortgage Lending....................    19
  The Mortgage Loan Portfolio.........    22
  Managing the Mortgage Loan
     Portfolio........................    24
  Using Leverage to Finance Mortgage
     Loan Acquisitions................    25
  Company Policies....................    25
  Legal Proceedings...................    25
THE MANAGER...........................    26
  Management Fees.....................    26
  Administrative Services Provided by
     the Manager......................    27
  Expenses............................    28
  Indemnification.....................    28
  Term and Termination................    28

                                        PAGE
                                        ----
MANAGEMENT............................    29
  Directors and Officers..............    29
  Terms of Directors and Officers.....    30
  Committees of the Board.............    30
  Compensation Committee Interlocks...    31
  Compensation of Directors...........    31
  Executive Compensation..............    31
  Stock Option Plan...................    31
PRINCIPAL SECURITYHOLDERS.............    34
  Beneficial Ownership of Capital
     Stock by Large Securityholders...    34
  Beneficial Ownership of Capital
     Stock by Directors and
     Management.......................    34
CERTAIN TRANSACTIONS..................    36
DESCRIPTION OF THE NOTES..............    37
  General.............................    37
  Collateral..........................    38
  Calculation of the Value of the
     Collateral.......................    39
  Withdrawals and Substitutions of
     Collateral.......................    40
  Payments on Pledged Assets..........    40
  Purchase and Resale of Notes........    40
  Redemption..........................    40
  Financial Reports...................    40
  Events of Default...................    41
  Priority............................    42
  Merger..............................    42
  The Trustee.........................    42
  Modification........................    42
  List of Noteholders.................    43
  Annual Compliance Statement.........    43
  Trustee's Annual Report.............    43
  Trustee.............................    43
FEDERAL INCOME TAX CONSEQUENCES.......    44
  Tax Classification of the Notes.....    44
  Tax Classification of Specialty
     Mortgage Trust...................    44
  Tax Classification of the Collateral
     Pool.............................    45
  Tax Consequences to Noteholders.....    45
STATE AND LOCAL TAXES.................    46
ERISA INVESTORS.......................    46
PLAN OF DISTRIBUTION..................    47
LEGAL MATTERS.........................    48
EXPERTS...............................    48
WHERE YOU CAN FIND MORE INFORMATION...    48
GLOSSARY..............................    49
FINANCIAL STATEMENTS..................   F-1

                               PROSPECTUS SUMMARY

     This summary highlights selected information from this prospectus and does not contain all of the information that you need to consider in making your investment decision. You should read this entire prospectus carefully to understand all of the terms of the offering. We include a glossary beginning on page 49.

                            SUMMARY OF THE OFFERING

     Securities offered. This prospectus relates to up to $250,000,000 of Specialty Mortgage Trust, Inc.'s Collateralized Investment Notes. The maximum principal amount outstanding at any time may not exceed $50,000,000.

     Term. The Notes are expected to be issued monthly with maturities ranging from one month to twelve months from the date of issuance.

     Minimum denominations. $25,000.

     Date of Issuance. The 20th day of the month, or the first business day thereafter.

     Interest. We will establish interest rates on the Notes offered in this prospectus from time to time, based on market conditions and our financial requirements. Once fixed at issuance, the interest rate on a Note will not change unless the term of the Note is extended. Interest on the Notes is payable at the election of the noteholder either (a) monthly in arrears on the 20th day of each month and at stated maturity or (b) compounding monthly, at stated maturity. Accrued interest is to be computed on the basis of a 360-day year consisting of twelve 30-day months. Investors may select the term and corresponding interest rate offered in a supplement to this prospectus.

     Collateral. The Notes will be collateralized by pledged assets consisting of (a) our mortgage loans in an aggregate principal amount at least equal to one and a half (1 1/2) times the aggregate principal amount outstanding on the Notes, (b) short-term money market instruments and cash at least equal to the aggregate principal amount outstanding on the Notes or (c) a combination of the foregoing. We anticipate that initially the pledged assets will consist primarily of various mortgage loans.

     The Trustee. Pursuant to the terms of an indenture, Bankers Trust Company of California, N.A. shall serve as trustee and shall hold the pledged assets for the benefit of the noteholders.

     Valuation of collateral. On the 20th day of each month, we are required to calculate and certify to the trustee the value of the collateral securing the Notes within the last five business days using the current principal amount of the pledged mortgage loans, the principal or face amount of the pledged short-term money market instruments and the face value of pledged cash.

     Maintenance of collateral. If on any valuation date the value of the pledged assets is less than that required to be maintained, we shall, not later than the month-end following the valuation date, (i) deliver to the trustee additional eligible collateral and/or (ii) purchase outstanding Notes, such that after taking such actions the value of the collateral is equal to or greater than that required to be maintained.

     Withdrawal or substitution of pledged assets. We may, upon request to the trustee, withdraw or substitute pledged assets at any time if, after giving effect to any such withdrawal or substitution, the value of the pledged assets is at least equal to the amount required to be maintained.

     Payments and distributions on the pledged assets. Unless an event of default has occurred and is continuing with respect to the Notes, we shall be entitled to collect all payments on the pledged assets. Upon the occurrence of an event of default and while it shall be continuing, the trustee may require that payments on pledged assets be paid directly to it and, if we then receive any payments on the pledged assets, we shall hold such payments in trust for the benefit of the trustee and the holders of the Notes.

     Redemption. The Notes are not subject to redemption at our option or at the option of a noteholder or otherwise.

     Form. Book-entry and non-negotiable. We will provide the holder with a confirmation of the transaction. We will not issue promissory notes to individual holders.

     Automatic Extension. We will automatically extend the term of a Note on maturity for a period equal to the original term if we do not receive notice from the noteholder to redeem or convert the Note at least one business day before the maturity date of the Note and if we do not give the holder notice of redemption at maturity at least five business days before the Note's maturity. We will extend Notes at their maturity dates at the interest rate we are offering on newly-issued Notes of the same term and denomination as the maturing Note. A noteholder shall be paid the interest due at maturity and only the principal amount shall be rolled over.

                   OVERVIEW OF SPECIALTY MORTGAGE TRUST, INC.

     We are a specialty mortgage finance company that acquires and holds mortgage loans secured by property located primarily in the State of Nevada. Our strategy is to focus on small commercial mortgage loans (generally less than $5 million per loan), land loans and nonconforming single-family and small multifamily (generally less than 20 units) residential mortgage loans. These loans are generally higher yielding than conventional residential mortgage loans. We manage the mortgage loan portfolio in a tax-advantaged real estate investment trust or REIT structure. Our income is generally not subject to federal income tax to the extent it is distributed to our shareholders and we otherwise maintain our qualification as a REIT. The mortgage loans are originated and serviced by the manager, Gonzo Financial, Inc., a private mortgage finance business.

     Nello Gonfiantini III, Specialty Mortgage Trust's founder, serves as Chairman of the Board, President and Chief Executive Officer of Specialty Mortgage Trust. Mr. Gonfiantini has owned and managed Gonzo Financial, Inc., a private mortgage finance and real estate development business in Nevada, since January 1995. From 1986 until 1994, Mr. Gonfiantini was the Chairman, CEO and President of Home Federal Savings Bank of Nevada, where he oversaw the commercial and residential real estate lending operations. Prior to taking that position in 1986, Mr. Gonfiantini was the Executive Vice President of Home Mortgage Company, a mortgage banking firm and predecessor to Home Federal Savings Bank of Nevada. Since June 1994, Mr. Gonfiantini has served as a director of Redwood Trust, Inc., a publicly-traded REIT with mortgage assets currently in excess of $2 billion. Messrs. George E. Bull, Roger M. Peltyn, Stephen V. Novacek, Ernest Martinelli and Harvey Fennell serve on the board of directors of Specialty Mortgage Trust as independent directors.

     Mr. Gonfiantini's mortgage finance business, Gonzo Financial, Inc., as the manager for the REIT, originates and services Specialty Mortgage Trust's mortgage loans. Gonzo Financial bears all administrative expenses connected with building and managing a mortgage loan portfolio, which does not include the debt service on these notes or any other borrowings, and receives a monthly management fee equal to (i) the loan origination fees or points charged to a borrower (up to two and one-half points per loan, any balance to benefit Specialty Mortgage Trust), (ii) a one-half of one percent servicing fee on all loans being serviced by Gonzo Financial, and (iii) any late payment charges paid by borrowers. We also pay to Gonzo Financial as incentive compensation for each quarter an amount equal to 50% of the taxable income of Specialty Mortgage Trust, before payment of dividends and deduction of such incentive compensation, in excess of an annualized return on equity equal to 12%.

     The section entitled "Business" in this prospectus includes a table which describes Specialty Mortgage Trust's current mortgage loan portfolio.

                              SUMMARY RISK FACTORS

     Prior to making an investment decision, prospective investors should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the factors set forth in "Risk Factors." These risk factors include:

     - We have a limited operating history. Specialty Mortgage Trust commenced operations January 31, 1998. Although Mr. Gonfiantini has extensive experience in mortgage lending, there can be no assurance that the past experience of the manager will be indicative of our future results.

     - We depend on key personnel for successful operations. Our operations depend heavily upon the contributions of Mr. Gonfiantini who would be difficult to replace. There can be no assurance that he will remain in the employ of Specialty Mortgage Trust or the manager. The loss of this individual or of other key personnel could have a material adverse effect upon our business and results of operations.

     - Failure to refinance outstanding borrowings may materially adversely impact our operations and solvency. Our ability to achieve our investment objectives depends not only on our ability to borrow money in sufficient amounts and on favorable terms from investors in our Notes but also on our ability to renew or replace on a continuous basis our maturing short-term bank borrowings. In the event we are not able to renew or replace maturing borrowings, we could be required to sell mortgage loans under adverse market conditions and could incur losses as a result.

     - We face loss exposure due to the credit risks of real estate mortgage loans on property located primarily in Nevada. Properties underlying mortgage loans are located primarily in the State of Nevada. To the extent that properties underlying mortgage loans are located in the same geographical region, such mortgage loans may be subject to a greater risk of delinquency or default in the event of adverse economic, political or business developments in the region or natural hazards that affect the region.

     - Should we fail to maintain REIT status, we would be subject to tax as a regular corporation. If we fail to conduct our business at all times in a manner consistent with the REIT provisions of the Code and to maintain our qualification as a REIT, we would be subject to federal income tax as a regular corporation.

     - Investors have limited recourse. The Notes offered by this offering are obligations of Specialty Mortgage Trust and are not insured or guaranteed by any governmental agency or instrumentality or any other person or entity.

     - Investors face limited liquidity. There is no secondary market for the Notes and none is likely to develop.

     - Our Notes are unrated. No rating agency or other third party has reviewed this transaction for the purpose of assessing the likelihood of our repaying the Notes.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table shows our ratio of earnings to fixed charges for the periods indicated:

                                                                             SIX MONTHS
                                                 YEAR ENDED DECEMBER 31,       ENDED
                                                 ------------------------     JUNE 30,
                                                    1998          1999          2000
                                                 ----------    ----------    ----------
Fixed Charges:
  Interest Expense.............................  $   76,877    $  263,633    $  208,036
  Capitalized Expenses Related to
     Indebtedness..............................      10,189        56,398        22,832
     Total Adjusted Fixed Charges..............      87,066       320,031       230,868

Earnings:
  Net Earnings.................................   2,025,870     3,809,424     1,918,512
  Fixed Charges................................      87,066       320,031       230,868
                                                 ----------    ----------    ----------
     Total Adjusted Earnings...................  $2,112,936    $4,129,455    $2,149,380
                                                 ==========    ==========    ==========
Ratio of Earnings to Fixed Charges.............       24.27%        12.90%         9.31%

                                  RISK FACTORS

     Before you invest in any of the securities offered in this prospectus, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors, together with all of the other information included in this prospectus and the applicable prospectus supplement before you decide to purchase any of the securities.

INVESTMENT IN COLLATERALIZED INVESTMENT NOTES

     YOUR RECOURSE FOR PAYMENT IS LIMITED TO OUR ASSETS.

     The Notes represent obligations solely of Specialty Mortgage Trust and are not insured or guaranteed by any governmental agency or instrumentality or any other person or entity.

     THE NOTES HAVE LIMITED LIQUIDITY AND YOU MAY NOT BE ABLE TO TRANSFER YOUR NOTES.

     There is no secondary trading market for the Notes and one is unlikely to develop. As a result, the ability of a noteholder to transfer the Note, or to pledge a Note as collateral, is expected to be very limited.

     POSSIBLE VOLATILITY OF THE MARKET VALUE OF THE PLEDGED ASSETS MAY ADVERSELY IMPACT THE LIQUIDITY OF THE NOTES AND ANY DEFICIENCY UPON LIQUIDATION OF OUR MORTGAGES MAY RESULT IN LOSSES TO NOTEHOLDERS.

     The market value of the pledged assets, and of our mortgage assets generally, may fluctuate significantly. In addition, our mortgage assets may prove to be illiquid. Consequently, such pledged assets may need to be liquidated at a discount, in which case the proceeds of liquidation might be less than the outstanding principal amount of, and interest payable on, the Notes.

     THE INDENTURE GOVERNING THE SECURITIES CONTAINS LIMITED EVENTS OF DEFAULT.

     The securities offered in this prospectus are governed by a trust indenture which is an agreement between us and the trustee about the terms of the securities. The indenture governing the securities contains only limited events of default other than our failure to pay principal or interest on time.

     OUR NOTES ARE UNRATED.

     No rating agency or other third party has reviewed this transaction for the purpose of assessing the likelihood of our repaying the Notes.

     TIMELY PAYMENT OF AMOUNTS DUE ON THE NOTES COULD BE ADVERSELY AFFECTED BY BANKRUPTCY LAWS.

     In the event of the bankruptcy or insolvency of Specialty Mortgage Trust, the trustee on behalf of noteholders will have a perfected security interest in the pledged assets. Nonetheless, a bankruptcy court could defer timely payment of amounts due on the Notes effectively reducing amounts otherwise payable to noteholders.

OVERALL ENTERPRISE OF SPECIALTY MORTGAGE TRUST, INC.

     WE HAVE A LIMITED OPERATING HISTORY.

     Specialty Mortgage Trust commenced operations January 31, 1998. Although Mr. Gonfiantini has extensive experience in mortgage lending, there can be no assurance that the past experience of the manager will be indicative of the future results.

     WE DEPEND ON KEY PERSONNEL FOR SUCCESSFUL OPERATIONS.

     Our operations depend heavily upon the contributions of Mr. Gonfiantini who would be difficult to replace. Mr. Gonfiantini has made substantial personal investments in Specialty Mortgage Trust. There can be no assurance, however, that he will remain in the employ of Specialty Mortgage Trust or the manager.

The loss of this individual or of other key personnel could have a material adverse effect on our business and results of operations.

     FAILURE TO REFINANCE OUTSTANDING BORROWINGS MAY MATERIALLY ADVERSELY IMPACT OUR OPERATIONS AND SOLVENCY.

     Our ability to achieve our investment objectives depends not only on our ability to borrow money in sufficient amounts and on favorable terms from investors in our Notes but also on our ability to renew or replace on a continuous basis our maturing short-term bank borrowings, known as warehouse facilities. If we are unable to obtain additional lending facilities on terms similar to the existing facilities, it may negatively impact our ability to continue to fund our operations and, as a result, our ability to repay indebtedness, including principal and interest due on the securities offered in this prospectus. In the event we are not able to renew or replace maturing borrowings, we could be required to sell mortgage loans under adverse market conditions and could incur losses as a result. An event or development such as a sharp rise in interest rates or increasing market concern about the value or liquidity of a type or types of mortgage loans in which our portfolio is concentrated will reduce the market value of the mortgage loans, which would likely cause lenders to require additional collateral. A number of such factors in combination may cause us difficulties, including a possible liquidation of a major portion of our mortgage loan portfolio at disadvantageous prices with consequent losses, which could have a material adverse effect on Specialty Mortgage Trust and its solvency.

     SHOULD WE FAIL TO MAINTAIN REIT STATUS, WE WOULD BE SUBJECT TO TAX AS A REGULAR CORPORATION.

     We intend, at all times, to operate so as to qualify as a REIT for federal income tax purposes. In order to maintain our qualification as a REIT, we must satisfy tests with respect to the sources of our income, the nature and diversification of our assets, the amount of our distributions to stockholders and the ownership of our stock. If we fail to qualify as a REIT in any taxable year and specific relief provisions of the Code do not apply, we would be subject to federal income tax as a regular, domestic corporation. As a result, we could be subject to income tax liability, thereby significantly reducing or eliminating the amount of cash available to make payments on the Notes. Further, we could also be disqualified from re-electing REIT status for the four taxable years following the year during which we became disqualified.

     REIT qualification requirements with respect to (i) our source of income, the nature of assets and the requirement to distribute earnings may limit operational and financial opportunities otherwise available to us and (ii) shareholder diversification may limit our access to some equity investors.

     No assurance can be given that future legislation, regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to our qualification as a REIT or the federal income tax consequences of such qualification, which changes may reduce or eliminate our competitive advantage over non-REIT competitors.

     IF WE SHOULD FAIL TO QUALIFY FOR AN INVESTMENT COMPANY ACT EXEMPTION, OUR ABILITY TO USE LEVERAGE AND TO CONDUCT OUR BUSINESS WOULD BE MATERIALLY ADVERSELY AFFECTED.

     We at all times intend to conduct our business so as not to become regulated as an investment company under the Investment Company Act. Accordingly, we do not expect to be subject to the restrictive provisions of the Investment Company Act. The Investment Company Act exempts entities that are "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate." If we fail to qualify for exemption from registration as an investment company, our ability to use leverage would be substantially reduced and we would be unable to conduct our business as described herein. Any such failure to qualify for such exemption could have a material adverse effect on our business.

     WE HAVE A POTENTIAL CONFLICT OF INTEREST WITH OUR MANAGER.

     We are subject to conflicts of interest with the manager and our executive officers. Our executive officers are also executive officers, employees and stockholders of the manager. Under the management agreement, the manager receives a management fee and the manager has the opportunity to earn incentive compensation based on our annualized net income. In evaluating mortgage loans, an undue emphasis on maximizing income at the expense of other criteria, such as preservation of capital, in order to achieve higher incentive compensation for the manager, could result in increased exposure to losses on our mortgage loan portfolio. Similarly, the size of the mortgage origination fees (points) which are paid to the manager as part of the management fee may have a direct impact upon the interest rate the borrower is willing to pay to Specialty Mortgage Trust. The portion of origination fees paid to the manager is limited to 2.5%
(2 1/2 points).

THE BUSINESS OF MORTGAGE LENDING AND MANAGING A MORTGAGE LOAN PORTFOLIO

     WE FACE LOSS EXPOSURE DUE TO THE CREDIT RISKS OF MORTGAGE LENDING.

     Real Estate Security. Many of the risks of holding mortgage loans reflect the risks of investing directly in the real estate securing the mortgage loans. This may be especially true in the case of a relatively small or less diverse pool of mortgage loans. In the event of a default on the underlying mortgage loan, the ultimate extent of the loss, if any, may only be determined after a foreclosure of the mortgage encumbering the property and, if the lender takes title to the property, upon liquidation of the property. Factors such as the title to the property or its physical condition (including environmental considerations) may make a third party unwilling to purchase the property at a foreclosure sale or for a price sufficient to satisfy the obligations with respect to the related mortgage loan. Foreclosure laws may protract the foreclosure process. In addition, the condition of a property may deteriorate during the pendency of foreclosure proceedings. Some borrowers may become subject to bankruptcy proceedings, in which case the amount and timing of amounts due may be materially adversely affected. Even assuming that the underlying real estate provides adequate security for the mortgage loan, substantial delays could be encountered in connection with the liquidation of a defaulted mortgage loan and a corresponding delay in the receipt and reinvestment of principal and interest payments could occur.

     Real Estate Market Conditions. Our business may be adversely affected by periods of economic slowdown or recession which may be accompanied by declining real estate values. Any material decline in real estate values reduces the ability of borrowers to use real estate equity to support borrowings and increases the loan-to-value ratios of mortgage loans previously made, thereby weakening collateral coverage and increasing the possibility of a loss in the event of default. In addition, delinquencies, foreclosures and losses generally increase during economic slowdowns and recessions.

     Multifamily and Nonresidential Mortgage Loans. Multifamily mortgage loans share many of the characteristics and risks associated with commercial mortgage loans and are often categorized as commercial loans rather than residential loans. Commercial mortgage loans have distinct risk characteristics. Commercial mortgage loans generally lack standardized terms, which may complicate their structure. Commercial properties themselves tend to be unique and are more difficult to value than residential properties. Commercial mortgage loans also tend to have shorter maturities than residential mortgage loans and may not be fully amortizing, meaning that they may have a significant principal balance, or "balloon," due on maturity. In addition, commercial properties, particularly industrial and warehouse properties, are generally subject to relatively greater environmental risks than non-commercial properties and the corresponding burdens and costs of compliance with environmental laws and regulations. We refer you to "-- Environmental Liabilities" in this prospectus for more detail.

     Commercial mortgage loans are sometimes non-recourse to borrowers. In the event of foreclosure on a commercial mortgage loan, the value at that time of the collateral under the mortgage may be less than the principal amount outstanding on the mortgage loan and the accrued but unpaid interest. Also, there may be costs and delays involved in enforcing rights of a property owner against tenants in default under the terms of leases with respect to commercial properties and such tenants may seek the protection of the bankruptcy laws which can result in termination of lease contracts.

     Commercial mortgage loans are also subject to the effects of: (i) local and other economic conditions on real estate values, (ii) the ability of tenants to make lease payments, (iii) the ability of a property to attract and retain tenants, which may in turn be affected by local conditions such as oversupply of space or a reduction in demand for rental space in the area, the attractiveness of properties to tenants, competition from other available space, the ability of the owner to pay leasing commissions, provide adequate maintenance and insurance, pay tenant improvements costs and to make other tenant concessions, and (iv) increased operating costs, including energy costs and real estate taxes. While owners of real property generally will carry comprehensive liability and casualty coverage, such coverage may not provide full protection for the value of the underlying property and may not protect against all casualty losses. If underlying commercial properties do not generate sufficient income to meet operating expenses, debt service, capital expenditures and tenant improvements, borrowers under commercial mortgage loans may be unable to make payments of principal and interest in a timely fashion. Income from and values of commercial properties are also affected by such factors as applicable laws, including tax laws, interest rate levels, the availability of financing for owners and tenants, and the impact of and costs of compliance with environmental controls and regulations.

     Nonconforming Residential Loans. Credit risks associated with non-conforming mortgage loans may be greater than those associated with conventional mortgage loans that conform to Fannie Mae and Freddie Mac guidelines. The principal difference between non-conforming mortgage loans and conforming mortgage loans include the applicable loan-to-value ratios, the credit and income histories of the mortgagors, the documentation required for approval of the mortgagors, the types of properties securing the mortgage loans, loan sizes and the mortgagors' occupancy status with respect to the mortgaged property. As a result of these and other factors, the interest rates charged on non-conforming mortgage loans are often higher than those charged for conforming mortgage loans. The combination of different underwriting criteria and higher rates of interest may lead to higher delinquency rates and/or credit losses for non-conforming as compared to conforming mortgage loans and could have an adverse effect on our business to the extent that we invest in such mortgage loans.

     Lack of Geographic, Industry or Borrower Diversification. Properties underlying mortgage loans are located primarily in the State of Nevada. To the extent that properties underlying such mortgage loans are located in the same geographical region, such mortgage loans may be subject to a greater risk of delinquency or default in the event of adverse economic, political or business developments and natural hazard risks that may affect such region. If the region's real estate market should experience an overall decline in property values, the rates of delinquency, foreclosure, bankruptcy and loss on the mortgage loans may be expected to increase substantially, as compared to such rates in a stable or improving real estate market. In addition, to the extent that the end use of commercial properties underlying mortgage loans tend to be concentrated in the same or similar industries and such industries suffer adverse economic or business developments, the ability of property owners to make principal and interest payments on the underlying mortgages will be impaired. Further, we do not have limitations on the amount of, or the percentage of its portfolio of mortgage loans represented by, any single mortgage loan or mortgage loans to any one borrower.

     Balloon Loans. Most of the loans in our portfolio require the borrower to make a "balloon payment" on the principal amount upon maturity of the loan. To the extent that a borrower has an obligation to pay a mortgage loan in a large lump sum payment, its ability to satisfy this obligation may be dependent upon its ability to obtain suitable refinancing or otherwise raise a substantial cash amount. An increase in interest rates over the mortgage rate applicable at the time the loan was originated may have an adverse effect on the borrower's ability to obtain refinancing or to pay the required monthly payments. As a result, such loans may involve a higher risk of default than fully amortizing loans.

     Environmental Liabilities. Some properties securing mortgage loans may be contaminated by hazardous substances. As a result, the value of the real property may be diminished. In the event that we are forced to foreclose on a defaulted mortgage loan on that property, we may be subject to environmental liabilities regardless of whether we were responsible for the contamination. While we intend to exercise due diligence to discover potential environmental liabilities prior to the acquisition of any property through foreclosure, hazardous substances or wastes, contaminants, pollutants or sources thereof, as defined by state and federal laws and regulations, may be discovered on properties during our ownership or after a sale thereof to a third party. If such hazardous substances are discovered on a property, the Company may be required to remove those substances or sources and clean up the property. We may also be liable to tenants and other users of neighboring properties. In addition, we may find it difficult or impossible to sell the property prior to or following any such clean up.

     INTENSE COMPETITION IN THE MORTGAGE LOAN INDUSTRY MAY RESULT IN REDUCED NET INCOME OR IN REVISED UNDERWRITING STANDARDS WHICH WOULD ADVERSELY AFFECT OUR OPERATIONS.

     We face competition, primarily from commercial banks, savings and loans, other independent mortgage lenders, and other mortgage REITs. If we expand into particular geographic markets, we face competition from lenders with established positions in these locations. Competition can take place on various levels, including convenience in obtaining a mortgage loan, service, marketing, origination channels and pricing. Many of our competitors in the financial services business are substantially larger and have more capital and other resources than we do. There can be no assurance that we will be able to compete successfully in this market environment and any failure in this regard could have a material adverse effect on our results of operations and financial condition.

     GENERAL ECONOMIC AND FINANCIAL CONDITIONS IN MORTGAGE AND FINANCIAL MARKETS MAY AFFECT OUR RESULTS OF OPERATIONS.

     The performance of our mortgage loan portfolio will depend on, among other things, the level of net interest income generated by our mortgage loans, the market value of such mortgage loans and the supply of and demand for such mortgage loans. Prepayment rates, interest rates, borrowing costs and credit losses depend upon the nature and terms of the mortgage loans, the geographic location of the properties securing the mortgage loans, conditions in financial markets, the fiscal and monetary policies of the United States government and the Board of Governors of the Federal Reserve System, international economic and financial conditions, competition and other factors, none of which can be predicted with any certainty.

     WE FACE ADVERSE EFFECTS OF USING LEVERAGE TO FINANCE MORTGAGE LOAN ORIGINATIONS.

     General. We employ a financing strategy to increase the size of our mortgage loan portfolio by borrowing a portion of the market value of our mortgage loans. If the returns on the mortgage loans originated or purchased with borrowed funds fail to cover the cost of the borrowings, we will experience net interest losses and may experience net losses. In addition, we may not be able to achieve the degree of leverage we believe to be optimal, which may cause our business to be less profitable than it might be otherwise. REIT income and asset tests may limit our ability to effectively hedge our exposure to interest rate changes relative to our assets and borrowings.

     Availability of Funding Sources. We finance from time to time some of the mortgage loans which we hold through interim financing facilities such as bank warehouse credit lines. We are dependent upon a few lenders to provide the primary credit facilities for our mortgage loans. Any failure to renew or obtain adequate funding under these financings, or any substantial reduction in the size of or pricing in the market for our mortgage loans, could have a material adverse effect on our operations. We face competition for financing sources, and the effect of the existence of additional mortgage REITs may be to deny us access to sufficient funds to carry out our business strategy and/or to increase the cost of funds to us.

     Availability and Cost of Borrowings. Our borrowings are generally collateralized borrowings the availability of which is based on the market value of the mortgage loans pledged to secure the specific borrowings, availability of financing in the market, circumstances then applicable in the lending market and other factors. The cost of such borrowings vary depending upon the lender, the nature and liquidity of the underlying collateral, the movement of interest rates, the availability of financing in the market and other factors.

     Changes in Interest Rates. Profitability may be directly affected by the levels of and fluctuations in interest rates, which affect our ability to earn a spread between interest received on our loans and the costs of borrowings. Our profitability is likely to be adversely affected during any period of unexpected or rapid changes in interest rates. For example, a substantial or sustained increase in interest rates could adversely affect our ability to acquire mortgage loans and would reduce the interest rate differential between newly originated loans and our cost of borrowing. A significant decline in interest rates could decrease the size of our loan portfolio by increasing the level of loan prepayments. While we monitor the interest rate environment, and generally will earn a positive spread between interest paid on borrowed funds and interest earned on mortgage loans, there can be no assurance that our profitability would not be adversely affected during any period of changes in interest rates

     Risk of Decline in Market Value of Mortgage Assets and Margin Calls. A decline in the market value of our portfolio of mortgage loans may limit our ability to borrow or result in lenders initiating margin calls, i.e., requiring a pledge of cash or additional mortgage loans to re-establish the ratio of the amount of the borrowing to the value of the collateral. We could be required to sell mortgage loans under adverse market conditions in order to maintain liquidity. Such sales may be effected by management when deemed by it to be necessary in order to preserve our capital base. If these sales were made at prices lower than the amortized cost of the mortgage loans, we would experience losses. A default by us under our collateralized borrowings could also result in a liquidation of the collateral, including any cross-collateralized assets, and a resulting loss of the difference between the value of the collateral and the amount borrowed.

     NEW LAWS AND REGULATIONS, NEW ADMINISTRATIVE OR JUDICIAL INTERPRETATIONS OR OUR FAILURE TO COMPLY WITH EXISTING FEDERAL, STATE, OR LOCAL LEGISLATION OR REGULATION COULD ADVERSELY AFFECT OUR OPERATIONS.

     To the extent the manager makes residential mortgage loans, its business and, to a lesser extent, our business is subject to extensive regulation, supervision and licensing by federal, state and local governmental authorities and is subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of its operations. Regulated matters include, without limitation, mortgage loan origination marketing efforts, credit application and underwriting activities, maximum finance and other charges, disclosure to customers, rights of rescission on mortgage loans, closing and servicing mortgage loans, collection and foreclosure procedures, qualification and licensing requirements for doing business in various jurisdictions and other trade practices. Mortgage loan origination activities are subject to the laws and regulations in each of the states in which those activities are conducted. Activities as a lender are also subject to various federal laws. The Truth in Lending Act or TILA and Regulation Z promulgated thereunder, as both are amended from time to time, contain disclosure requirements designed to provide consumers with uniform, understandable information with respect to the terms and conditions of loans and credit transactions in order to give them ability to compare credit terms. TILA also guarantees consumers a three-day right to cancel specific credit transactions. TILA also imposes disclosure, underwriting and documentation requirements on mortgage loans, known as "Section 32 loans," with (i) total points and fees upon origination in excess of eight percent of the mortgage loan amount or (ii) an annual percentage rate of more than ten percentage points higher than comparably maturing U.S. treasury securities. The manager will also be required to comply with the Equal Credit Opportunity Act of 1974, as amended or ECOA, which prohibits creditors from discriminating against applicants on the basis of race, color, sex, age or marital status. Regulation B promulgated under ECOA restricts creditors from obtaining specified types of information from loan applicants. It also requires specified disclosures by the lender regarding consumer rights and requires lenders to advise applicants of the reasons for any credit denial. In instances where the applicant is denied credit or the rate or charge for a loan increases as a result of information obtained from a consumer credit agency, the Fair Credit Reporting Act of 1970, as amended, requires the lender to supply the applicant with a name and address of the reporting agency. The manager will also be subject to the Real Estate Settlement Procedures Act or RESPA and the Debt Collection Practices Act and will be required to file an annual report with the Department of Housing and Urban Development pursuant to the Home Mortgage Disclosure Act or HMDA. The manager will also be subject to the rules and regulations of, and examinations by, state regulatory authorities with respect to originating, processing, underwriting, selling and servicing loans. Failure to comply with these requirements can lead to loss of approved status, termination or suspension of servicing contracts without compensation to the servicer, demands for indemnifications or mortgage loan repurchases, rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions. There can be no assurance that Specialty Mortgage Trust and the manager will maintain compliance with these requirements in the future without additional expenses, or that more restrictive local, state or federal laws, rules and regulations will not be adopted or that existing laws and regulations will not be interpreted in a more restrictive manner, which would make compliance more difficult for Specialty Mortgage Trust and the manager.

     The laws and regulations described above are subject to legislative, administrative and judicial interpretation, and some of these laws and regulations have been infrequently interpreted or only recently enacted. Infrequent interpretations of these laws and regulations or an insignificant number of interpretations of recently enacted regulations can result in ambiguity with respect to permitted conduct under these laws and regulations. Any ambiguity under the regulations to which Specialty Mortgage Trust or the manager is subject may lead to regulatory investigations or enforcement actions and private causes of action, such as class action lawsuits, with respect to Specialty Mortgage Trust's or the manager's compliance with the applicable laws and regulations. Specialty Mortgage Trust or the manager may also be subject to regulatory enforcement actions and private causes of action from time to time with respect to its compliance with applicable laws and regulations.

     OUR MORTGAGE PORTFOLIO HAS LIMITED LIQUIDITY.

     A substantial portion of our portfolio is invested in mortgage loans for which a secondary trading market is not well developed. In addition, during turbulent market conditions, the liquidity of all of our mortgage loans may be adversely impacted. There is no limit on the percentage of our assets that may be invested in illiquid mortgage loans.

                                  THE COMPANY

     Specialty Mortgage Trust, Inc. ("Specialty Mortgage Trust") was incorporated in the State of Maryland on October 21, 1997. Our initial 300,000 shares of common stock were issued to and continue to be owned by Mr. Gonfiantini. We began operations on January 31, 1998 following the initial closing of our private placement. On March 31, 1998, we completed our initial private placement of 2,169,588 shares of Class A Convertible Preferred Stock, par value $0.01 per share, for approximately $21.7 million. On April 1, 1999, we completed a private placement of 1,084,794 shares for approximately $10.8 million and, on July 1, 1999, 520,690 shares for approximately $5.2 million. On July 1, 2000 we completed a private placement of 689,320 shares for approximately $6.9 million. Beginning with our 1998 tax year, we elected to be subject to tax as a REIT for federal income tax purposes. Assuming we maintain our qualification as a REIT, we generally will be permitted to deduct dividend distributions to stockholders, thereby effectively eliminating the "double taxation" that generally results when a corporation earns income and distributes that income to stockholders in the form of dividends. Our principal executive offices are located at 6160 Plumas Street, Reno, Nevada 89509.

     Gonzo Financial, Inc., as manager originates and services our mortgage loans and manages the day-to-day operations of Specialty Mortgage Trust, subject to the supervision of our board of directors. The management team of Gonzo Financial has considerable expertise in the origination of mortgage loans and the management of a portfolio of mortgage loans.

                                USE OF PROCEEDS

     We intend to use the net cash proceeds from the issuance of the Notes for general corporate purposes, including investments in mortgage loans, mortgage-backed securities, short-term money market instruments and cash.

                       DIVIDEND POLICY AND DISTRIBUTIONS

     We intend to distribute substantially all of our net income, as computed for tax purposes, each year, to our stockholders so as to qualify for the tax benefits accorded to a REIT under the Code. We intend to make dividend distributions quarterly. Any taxable income remaining after distribution of the final regular quarterly dividend each year is distributed together with the first regular quarterly dividend payments of the following taxable year or in a special dividend distributed prior thereto. The dividend policy is subject to revision at the discretion of the board of directors. During 1999, we declared dividends of $230,519 for the period from January 1 to January 31 ($.10625 per share), $620,694 for the period from January 31 to March 31 ($.2000 per share), $976,315 for the second quarter ($.3000 per share) and $1,132,520 for the third quarter ($.3000 per share) and $1,079,875 for the fourth quarter ($.2842 per share). We declared dividends of $1,149,048 for the first quarter 2000 ($.30 per share). On July 17, 2000 we declared dividends of $1,158,922 for the second quarter ($.30 per share).

     We have a dividend reinvestment plan for shareholders who choose to reinvest all or part of their distributions in additional shares of preferred stock instead of receiving cash payments. The reinvestment price is the fair market value as determined by our Board of Directors. Any future discount to the then current market price, if there is a public market for our stock, cannot exceed 5% of the fair market value of the stock to comply with REIT qualification requirements. Although subject to change, we expect the price to remain at $10.00 per share. In October 1999, January, April and July 2000, proceeds from reinvested dividends amounted to approximately $246,000, $305,000, $329,000 and $333,000, respectively. We use the proceeds for mortgage loans, working capital and general corporate purposes.

                                 CAPITALIZATION

     The following table sets forth the capitalization of Specialty Mortgage Trust at June 30, 2000, as adjusted at that date to give effect to the issuance of the maximum amount of the Notes offered hereby.

                                                                    JUNE 30, 2000
                                                           -------------------------------
                                                           HISTORICAL(1)    AS ADJUSTED(2)
                                                           -------------    --------------
BORROWINGS:
Lines of Credit..........................................   $ 5,985,627      $  5,985,627
Collateralized Investment Notes..........................            --        50,000,000
Class A Collateralized Mortgage Notes....................     4,973,731         4,973,731
                                                            -----------      ------------
Accounts Payable.........................................        36,455            36,455
                                                            -----------      ------------
     Total Borrowings....................................   $10,995,813      $ 60,995,813
STOCKHOLDERS' EQUITY:
Capital stock, $0.01 par value, 50,000,000 shares
  authorized:
  Preferred stock --
     4,553,720 shares issued and outstanding(2)..........   $    45,537      $     45,537
  Common stock --
     320,200 shares issued and outstanding(3)............         3,202             3,202
Additional paid-in capital...............................    45,358,084        45,358,084
Accumulated other comprehensive loss.....................       (19,174)          (19,174)
Undistributed income.....................................       453,690           453,690
                                                            -----------      ------------
     Total stockholders' equity..........................   $45,841,339      $ 45,841,339
                                                            -----------      ------------
Total stockholders' equity and borrowings................   $56,837,152      $106,837,152
                                                            ===========      ============

-------------------------
(1) Includes 689,320 shares of preferred stock issued on July 1, 2000 at $10 per share for an aggregate $6,893,200.

(2) The maximum principal amount outstanding at any time may not exceed $50 million.

(3) Specialty Mortgage Trust's founder has purchased an aggregate of 300,000 shares of common stock at $.01 per share. This does not include shares reserved for issuance upon exercise of options granted to non-employee directors of Specialty Mortgage Trust and certain key employees of Gonzo Financial.

                       SELECTED FINANCIAL AND OTHER DATA

     The information in this table should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and with the financial statements and the notes thereto included elsewhere in this prospectus. Operating results for the six months ended June 30, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000.

                                          FOR THE TWELVE MONTHS           FOR THE SIX MONTHS
                                            ENDED DECEMBER 31,              ENDED JUNE 30,
                                        --------------------------    --------------------------
                                           1998           1999           1999           2000
                                        -----------    -----------    -----------    -----------
Interest and Dividend Income..........  $ 2,279,052    $ 4,450,193    $ 2,035,194    $ 2,347,595
Interest Expense......................       76,877        263,633        127,075        208,036
Net Revenues..........................    2,102,175      3,936,560      1,808,119      1,989,559
Net Earnings..........................    2,025,870      3,809,424      1,744,346      1,918,512
Preferred Stock Dividends.............    2,111,145      4,039,923        851,213      1,149,048
Mortgage Loans........................   29,500,401     35,755,670     38,144,582     50,389,510
Allowance for Mortgage Loan Losses....      100,000        350,000        200,000        500,000
Total Assets..........................   29,835,306     44,132,700     42,226,766     55,151,593
Short-Term Borrowings.................    8,212,000      5,217,467      5,168,000     10,959,358
Long-Term Borrowings..................           --             --             --             --
Number of Preferred Shares
  Outstanding.........................    2,169,588      3,799,700      3,254,394      3,864,400
Number of Common Shares Outstanding...      300,000        320,200        320,200        320,200

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

"SAFE HARBOR" STATEMENT UNDER PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     Some of the information contained in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking phrases such as "will likely result," "may," "are expected to," "is anticipated," "estimate," "projected," "intends to," or other similar words. These forward-looking statements are subject to risks and uncertainties, including those described in the Risk Factors section of this prospectus, that could cause actual results to differ materially from those projected. When considering forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this prospectus. You should not place undue reliance on any forward-looking statement.

OVERVIEW

     Specialty Mortgage Trust is a mortgage finance company specializing in non-conforming residential and commercial real estate lending for the purpose of holding loans in it's portfolio. We fund our loans chiefly through equity and to a lesser degree with short-term debt. This short-term debt is in the form of bank lines of credit or mortgage-backed notes.

     Specialty Mortgage Trust operates as a real estate investment trust ("REIT"). In general, our REIT status allows us to avoid corporate income taxes since we are permitted to deduct dividend distributions to our shareholders so long as we distribute to our shareholders an amount equal to at least 95% of taxable income, or 90% for tax years beginning after December 31, 2000, and otherwise continue to meet the REIT qualification requirements.

FINANCIAL CONDITION

     Our balance sheet presents our mortgage finance assets and liabilities. As of June 30, 2000 our assets totaled $55,151,593. This compares to total assets of $44,132,700 on December 31, 1999 and $29,835,306 as of December 31, 1998.
This increase from $29,835,306 on December 31, 1998 to $55,151,593 on June 30, 2000 is due primarily to the increase in stockholder's equity and short-term borrowings. Shareholder equity was $21,536,529 on December 1998 and increased to $38,948,139 on June 30, 2000. This increase was due to two private placement offerings during the 18-month period. Total liabilities were $8,298,777 on December 31, 1998. Liabilities decreased to $6,564,296 on December 31,1999 and then increased to 16,203,454 on June 30, 2000.

ASSETS

     Cash and Cash Equivalents. At June 30, 2000, cash and cash equivalents were $4,104,089. This compares to $7,998,709 on December 31, 1999 and $17,317 on
December 31, 1998. The fluctuation in cash at anytime is a function of the company's ability to fund new loans. As loans payoff, the proceeds are placed in a cash account and used to fund new loans or the cash is used to pay down bank lines of credit. The amount of cash held by the company is determined by future loan fundings. It is our goal to keep cash invested in loans and therefore keep cash balances low.

     Investments. On June 30, 2000 total investments were $230,300, which compares to zero in previous periods. This investment of preferred REIT stock was an opportunity for the company to invest in a qualifying REIT investment where the yield and risk parameters were met. Since our main focus is on originating our own product, we do not expect significant changes in this line item.

     Mortgage Loans. Mortgage loans held for investment net of allowance for loan losses have been increasing from $29,500,401 on December 31, 1998 to $35,755,670 on December 31, 1999 and $50,389,510 on June 30, 2000. This increase in mortgage loans is due to our efforts to originate loans for our portfolio with the available capital.

LIABILITIES

     Dividends Payable. At year-end 1999 we had a dividend payable of $1,079,875. This represents a carry over dividend from December 1999 to be paid in January 2000. Due to our REIT status, the Board of Directors must declare dividends for the fourth quarter in December of the earnings year. Therefore this dividend carries over the fiscal year and is due in January. Dividends payable in December 1998 and June 30, 2000 were zero.

     Deposits. Deposits were zero on December 31, 1998, $225,000 on December 31, 1999 and $5,184,800 on June 30, 2000. These funds represent deposits made by investors to purchase Specialty Mortgage Trust stock at the first of the next month. The largest number of $5,184,800 represents stock investors money for the purchase of stock under a private placement that closed on July 1, 2000.

     Lines of Credit. Lines of credit totaled $6,518,000 on December 31, 1998, zero on December 31, 1999 and $5,985,627 on June 30, 2000. This line item representing short-term borrowings from banks will fluctuate over time due to loan funding needs and loan prepayments. Additionally, when we issue stock through private placements, the net proceeds have been used to first pay down bank lines of credit. These lines of credit are secured by mortgage loans pledged by Specialty Mortgage Trust.

     Collateralized Notes. This represents the private placement of mortgage-backed notes issued with maturities ranging from 2 to 12 months. These notes are secured by mortgage loans held in Specialty Mortgage Trust's portfolio. At December 31, 1998 total collateralized notes were $1,694,000 and on December 31, 1999 the balance was $5,217,467. On June 30, 2000 the total was $4,973,731. The collateralized notes increased between year end 1998 and 1999 but there was a slight decrease at June 30, 2000.

     Stockholders' Equity. Total stockholders' equity has increased from $21,536,529 in December 31, 1998 to $37,568,404 on December 31, 1999 and
$38,948,139 on June 30, 2000. The increase was primarily due to the issuance of additional shares of preferred stock through private placements.

RESULTS OF OPERATIONS

     Our operating results include all of the reported income of our mortgage finance operation. The comparison of year ending 1999 to year ending 1998 as well as June 30, 1999 and June 30,1998 are as follows:

     Interest Income.

     Year End Comparison. Total interest income on December 31, 1998 totaled $2,279,052 and increased to $4,450,193 on December 31, 1999. This increase was due to additional funds invested in mortgage loans as a result of increased cash available from private placement of new stock and to a lesser degree the use of short-term borrowings.

     June 30 Comparison. For the six-month period ending June 30, 1999 total interest income was $2,035,194 and increased to $2,347,595 at June 30, 2000. The increase was due primarily to the availability of more capital to invest as a result of a private placement of stock.

     Total Interest Expense.

     Year-End Comparison. Total interest expense increased from $76,877 at December 31, 1998 to $263,633 at December 31, 1999. The increase was the result of the company's ability to issue collateralized notes and the use of lines of credit.

     June 30 Comparison. Total interest expense increased from $127,075 at June 30, 1999 to $208,036 at June 30, 2000. This increase was due to the company's use of short-term borrowings in the form of lines of credit and collateralized notes.

     Provision for Loan Losses.

     Year-End Comparison. The provision for loan losses at December 31, 1998 was $100,000 and increased to $250,000 at December 31, 1999.

     June 30 Comparison. The provision for loan losses increased from $100,000 on June 30, 1999 to $150,000 on June 30, 2000.

     Net Revenue.

     Year-End Comparison. Net revenues for December 31, 1998, were $2,102,175 compared to $3,936,560 at December 1999. This increase was due to an increasing portfolio of mortgage loans funded primarily with new preferred stock issuance.

     June 30 Comparison. At June 30, 1999 net revenues were $1,808,119 and increased to $1,989,559 at June 30, 2000. This increase was due to the increase in mortgage loans funded through new stock issuance and the use of short-term borrowings.

     Total Expenses.

     Year-End Comparison. Total expenses including General and Administrative as well as Management and Director's fees increased from $76,305 in December 31, 1998 to $124,144 on December 31, 1999. This increase was due to an increasing loan portfolio. Total expenses are a small portion of our net revenues since the Manager pays for most expenses directly.

     June 30 Comparison. Total expenses increased slightly between June 30, 1999 to June 30, 2000. The total expenses at June 30, 1999 were $60,781 and the total expenses at June 30, 2000 were $71,047.

     Net Earnings.

     Year-End Comparison. Net earnings increased from $2,025,870 on December 31, 1998 to $3,809,424 on December 31, 1999. This increase results from an increased earning mortgage loan portfolio, increased number of preferred stock outstanding and the use of short-term borrowings.

     June 30 Comparison. At June 30, 1999 net earnings were $1,744,346 and increased to $1,918,512 at June 30, 2000. This increase results from an increased earning mortgage loan portfolio, increased number of preferred stock outstanding and the use of short-term borrowings.

     Preferred Stock Dividend.

     Year-End Comparison. The preferred stock dividend increased from $2,111,145 on December 31, 1998 to $4,039,923 on December 31, 1999. This
increase is the result of two factors. First, we completed our initial private placement of 2,169,588 shares of Class A Convertible Preferred stock on March 31, 1998. Therefore, 1998 preferred dividend results are for nine months of operation. Secondly, we issued additional shares of preferred stock in 1999 thereby having more funds to invest and resulting in an increase in the dividend.

     June 30 Comparison. The six-month comparison of preferred stock dividends shows an increase from $851,213 on June 30, 1999 to $1,149,048 on June 30, 2000. This increase resulted from an increase in stockholder equity due to additional placement of preferred stock on April 1, 1999 and July 1, 1999. On a per share basis, we issued dividend as follows:

     For the first six months of 1999, we declared dividends of $230,519 for the period of January 1, 1999 to January 31, 1999 ($.10625 per share), $620,694 for the period from January 31, 1999 to March 31, 1999 ($.2000 per share) and $976,315 for the second quarter ($.3000 per share). We declared dividends of $1,149,048 for the first quarter 2000 ($.30 per share). On July 17, 2000 we declared dividends of $1,158,922 for the second quarter ($.30 per share).

     Net (Loss) Earnings.

     Year-End Comparison. Net loss at December 31, 1998 were ($85,275) compared to ($230,499) at December 31, 1999. This increase in our loss is primarily due to the difference between GAAP earnings and tax earnings. As a REIT, we intend to distribute substantially all of our taxable income each year to our stockholders so as to qualify for the tax benefits accorded to a REIT under the Code. The losses shown above represent those differences between tax and GAAP earnings.

     June 30 Comparison. Net earnings at June 30, 1999 was $893,133 and decreased on June 30, 2000 to $769,464. This decrease is primarily due to the difference in net earnings compared to the preferred stock dividend. While net earnings increased from $1,744,346 at June 30, 1999 to $1,918,512 at June 30, 2000, a net increase of $174,166, dividends increased from $851,213.00 at June 30, 1999 to $1,149,048 at June 30, 2000, a net increase of $297,835. Therefore, the comparative earnings increased by $174,166 but the comparative dividend increased by $297,835. This difference accounts for the majority of change in the net earnings figure.

RECENT DEVELOPMENTS

     On July 1, 2000 we completed a private placement of 689,320 preferred shares at $10 per share for total cash proceeds of approximately $6.9 million.

INTEREST RATE/MARKET/CREDIT RISK

     We seek to manage the interest rate, credit and market risk of our portfolio. By originating short-term loans, (generally less than three years) we can significantly reduce the risk of changing interest rates. Additionally, we continue to stress the quality of our borrowers by underwriting and originating for our own portfolio. In this way we seek to control credit risk.

     Since the majority of our loans are in the state of Nevada, we are beginning to originate loans in California, Arizona and Colorado. This will help diversify the portfolio and reduce the risk of lending in one market.

LIQUIDITY AND CAPITAL RESOURCES

     We manage our liquidity in a number of ways. First, the scheduled payments on our mortgage portfolio produce generally monthly cash flow which can be used to originate new loans or to pay dividends to shareholders. This source produces approximately $5.0 million on an annual basis. We generally have the ability to apply this cash flow as needed.

     Secondly, the prepayment of loans provides additional liquidity to our portfolio. Historically, we have experienced loan payoffs and prepayments of approximately 25% to 30% of our outstanding portfolio. Since our loan terms are usually 1 - 3 years, the rate of principal payoffs is significant. With a current portfolio of over $50 million we would anticipate annual cash flows form principal pay downs in the range of $12.5 million to $15.0 million. As we issue Collateralized Investment Notes, our portfolio will increase and so will the cash flow from principal pay downs. Again, normally these funds are used to originate new mortgage loans, but can be used otherwise.

     Lastly, we have and are arranging lines of credit with several commercial banks to provide another level of liquidity for the company. We expect our lines of credit to total $12.5 million. We leave at least $2.5 million of lines unused for liquidity needs and we expect the unused portion generally to exceed $5.0 million.

     We believe the combination of these three sources of capital allows us to manage our cash flow needs in virtually any business situation and thereby efficiently use our capital resources.

                                    BUSINESS

     We believe that the REIT structure is one of the most desirable structure for owning mortgage loans due to the elimination of corporate-level income taxation. In addition, because we are not structured as a traditional lender which accepts deposits, we are subject to substantially less regulatory oversight and incur lower compliance expenses compared to banks, thrifts and many other holders of mortgage loans. With the manager's experience in the Nevada real estate lending market, we believe that we will be able to take full advantage of our REIT status through our focus on acquiring and holding types of mortgage loans that are generally higher yielding than traditional conforming mortgage loans.

MORTGAGE LENDING

     Loan Originations. Our business involves acquiring and holding loans to borrowers primarily in the State of Nevada whose borrowing needs are generally not being served by traditional financial institutions. Our strategy is to focus on small commercial mortgage loans (generally less than $5 million per loan), land loans and nonconforming single-family and small multifamily (generally less than 20 units) residential mortgage loans. The manager targets as potential customers borrowers with relatively significant equity value in their property, but who either:

     - require a small commercial loan;

     - own real property which is difficult to evaluate under standard underwriting guidelines or unlikely to support a mortgage saleable in the secondary market;

     - are self-employed, tend to experience some volatility in their income or have difficult-to-document sources of income; or

     - are otherwise unable to qualify for traditional mortgage loans.

     Gonzo Financial, as our manager, originates new loans with relatively higher interest rates than are typically charged by lenders for traditional mortgage loan products while having comparable or lower loan-to-value ratios. We believe that the Nevada mortgage market will continue to grow and to generate relatively attractive risk-adjusted returns over the long term. We also have mortgage loans in California, Arizona and Colorado.

     Nello Gonfiantini III, Specialty Mortgage Trust's founder, has owned and managed a private mortgage finance business in Reno, Nevada since January 1995. That business, Gonzo Financial, serves as the manager of Specialty Mortgage Trust, responsible for loan originations, loan servicing and our day-to-day operations. Exhibit A to this prospectus contains a table that describes our mortgage loan portfolio as of a recent date.

     On behalf of Specialty Mortgage Trust and during the course of our business, Gonzo Financial continuously evaluates prospective mortgage loans. The manager generates mortgage loan originations from referrals from real estate and mortgage loan brokers, referrals from existing customers, new loans made to or refinancing of loans to existing customers and personal solicitations of new borrowers.

     All potential mortgage loans are evaluated to determine if the mortgage loan is of a type made by Specialty Mortgage Trust, if the security for the loan and the loan-to-value ratio meets the standards we established, if the borrower is creditworthy and if the loan can be priced in a manner to meet our investment criteria and objectives. If the manager approves the loan as presented, an appraisal is ordered on the property securing the loan, and the property is inspected by an officer or employee of the manager. The manager obtains independent, on-site appraisals for each mortgage property. All independent appraisers must be licensed or qualified as independent fee appraisers and certified by the state in which the property being appraised is located. The manager generally relies on its own independent analysis and not exclusively on such appraisals in determining whether or not to arrange a particular mortgage loan.

     We do not ordinarily invest in mortgage loans with a maturity of more than five years and most loans will have terms of 2 to 3 years. All loans provide for monthly payments of interest and some also provide for principal amortization, although most loans provide for payments of interest only and a payment of principal in full at the end of the loan term. We do not limit the amount of our investment in any single mortgage loan or in mortgage loans to one borrower. Each borrower is generally required to obtain a lenders policy of title insurance as to the priority of the mortgage or deed of trust and the condition of title. At any one time approximately 90% of our mortgage loan balances are secured by first deeds of trust on the underlying real property, with the remaining mortgage loan balances secured by second deeds of trust.

     Most of the loans we acquire and hold require the borrower to make a "balloon payment" on the principal amount upon maturity of the loan. To the extent that a borrower has an obligation to pay a mortgage loan in a large lump sum payment, its ability to satisfy this obligation may be dependent upon its ability to obtain suitable refinancing or otherwise raise a substantial cash amount. An increase in interest rates over the mortgage rate applicable at the time the loan was originated may have an adverse effect on the borrower's ability to obtain refinancing or to pay the required monthly payments. As a result, such loans may involve a higher risk of default than fully amortizing loans.

     Higher Yielding Mortgage Loan Products. We rely on the manager's experience to generate mortgage loans primarily in the State of Nevada with higher yields than are obtained on traditional single-family residential mortgage loans. We may invest in commercial, multifamily, land, construction and nonconforming single-family mortgage loans. Our mortgage loans may be secured by mortgages on unimproved as well as improved real property and non-income producing as well as income-producing real property. Some mortgage loans may be secured by the borrower's leasehold interest in real property.

     Commercial and Multifamily Mortgage Loans. Multifamily mortgage loans are generally secured by a first lien on a 5-unit to 20-unit residential property. Multifamily mortgage loans share many of the characteristics and risks associated with commercial mortgage loans and are often categorized as commercial loans rather than residential loans. Commercial mortgage loans have distinct risk characteristics. Commercial mortgage loans generally lack standardized terms, which may complicate their structure. Commercial properties themselves tend to be unique and are more difficult to value than residential properties. Commercial mortgage loans also tend to have shorter maturities than residential mortgage loans and may not be fully amortizing, meaning that they may have a significant principal balance, or "balloon," due on maturity. In addition, commercial properties, particularly industrial and warehouse properties, are generally subject to relatively greater environmental risks than non-commercial properties and the corresponding burdens and costs of compliance with environmental laws and regulations.

     Commercial mortgage loans are sometimes non-recourse to borrowers. In the event of foreclosure on a commercial mortgage loan, the value at that time of the collateral under the mortgage may be less than the principal amount outstanding on the mortgage loan and the accrued but unpaid interest. Also, there may be costs and delays involved in enforcing rights of a property owner against tenants in default under the terms of leases with respect to commercial properties and such tenants may seek the protection of the bankruptcy laws which can result in termination of lease contracts.

     Commercial mortgage loans are also subject to the effects of:

     - local and other economic conditions on real estate values;

     - the ability of tenants to make lease payments;

     - the ability of a property to attract and retain tenants, which may in turn be affected by local conditions such as oversupply of space or a reduction in demand for rental space in the area, the attractiveness of properties to tenants, competition from other available space, the ability of the owner to pay leasing commissions, provide adequate maintenance and insurance, pay tenant improvements costs and to make other tenant concessions; and

     - increased operating costs, including energy costs and real estate taxes.

     While owners of real property generally will carry comprehensive liability and casualty coverage, such coverage may not provide full protection for the value of the underlying property and may not protect against all casualty losses. If underlying commercial properties do not generate sufficient income to meet operating expenses, debt service, capital expenditures and tenant improvements, borrowers under commercial mortgage loans may be unable to make payments of principal and interest in a timely fashion. Income from and values of commercial properties are also affected by such factors as applicable laws, including tax laws, interest rate levels, the availability of financing for owners and tenants, and the impact of and costs of compliance with environmental controls and regulations.

     Gonzo Financial generally invests in mortgage loans secured by commercial or multifamily residential property when the net annual estimated cash flow after vacancy, operating expense, and mortgage debt service deductions equals or exceeds the annual payments required on the mortgage loan.

     Land Loans. Land loans are made against either commercial real estate available for commercial development or residential lots available for residential development. While loan-to-value ratios are low, usually less than 50%, there is generally no cash flow from the property and the borrower's other sources of income must be relied upon to support the periodic interest payments due under the loans.

     Construction Mortgage Loans. Construction loans are loans made for the renovation of developed property, and for the development of undeveloped property. Construction loans acquired and held by us will generally be secured by first deeds of trust on real property. Such loans are generally for terms of from six months to two years. Generally we do not disburse funds with respect to a particular construction loan until work in the previous phase of the project on which the loan is being made has been completed, and until an independent inspector has verified the quality of construction and adherence to the construction plans and has reviewed the estimated cost of completing the project. In addition, we require the submission of signed labor and material lien releases by the borrower in connection with each completed phase of the project prior to making any periodic disbursements of proceeds of the loan to the borrower.

     Nonconforming Single-Family Residential Mortgage Loans. The nonconforming mortgage loans are conventional mortgage loans that vary in one or more respects from the requirements for participation in Fannie Mae or Freddie Mac programs. Credit risks associated with non-conforming mortgage loans may be greater than those associated with mortgage loans that conform to Fannie Mae and Freddie Mac guidelines. The principal differences between non-conforming mortgage loans and conforming mortgage loans include the applicable loan-to-value ratios, the credit and income histories of the mortgagors, the documentation required for approval of the mortgagors, the types of properties securing the mortgage loans, loan sizes and the mortgagors' occupancy status with respect to the mortgaged property. Nonconforming loans may include loans secured by timeshare vacation property. As a result of these and other factors, the interest rates charged on non-conforming mortgage loans are often higher than those charged for conforming mortgage loans.

     Junior Mortgage Loans. Second, third and wraparound mortgage loans are secured by deeds of trust on single-family residences which are already subject to prior mortgage indebtedness. A wraparound loan is a junior mortgage loan having a principal amount equal to the outstanding balance under the existing mortgage loans plus the amount actually to be advanced under the wraparound mortgage loan. Under a wraparound loan, we generally make principal and interest payments on behalf of the borrower to the holders of the prior mortgage loans. Junior mortgage loans generally have lower qualifying loan-to-value ratios.

     Other REIT Qualified Investments. As part of the acquisition or refinance of a particular mortgage loan, we may acquire an equity interest in the real property securing the loan in the form of a shared appreciation interest or other equity participation. We also may invest our funds directly in real property, if in the opinion of the board of directors it is in our best interest. We may also purchase our own common or preferred stock or the debt or the common or preferred stock of other mortgage REITs or other companies when we believe that such purchases will yield attractive returns on capital employed. REIT or other debt securities may be undervalued at points in the economic cycle. When the stock market valuation of companies are low in relation to the market value of other assets, stock purchases can be a way for us to acquire an interest in a pool of mortgage assets or other types of assets at an attractive price. Also, REITs and other companies may have attractive mortgage finance or other businesses in which we may want to become a partial owner. We do not, however, presently intend to invest in the securities of other issuers for the purpose of exercising control or to underwrite securities of other issuers.

THE MORTGAGE LOAN PORTFOLIO

     Table 1 is a summary of our mortgage loan portfolio as of June 30, 2000:

                        TABLE 1: MORTGAGE LOAN PORTFOLIO
                                 JUNE 30, 2000

LOAN     FOOT                                        INTEREST    PRINCIPAL     PORTFOLIO    MATURITY           LIEN
 NO.    NOTES           DESCRIPTION OF LOAN            RATE       AMOUNT        AMOUNT        DATE     LTV   POSITION
-----   ------          -------------------          --------   -----------   -----------   --------   ---   --------
95011                  Motels/Weekly Rentals          12.25%    $   375,000   $   375,000    4/1/02    54%      2nd
96043                    Commercial/Retail             8.75%    $   202,049   $   202,049    3/1/01    73%      1st
96045    (1)       Residential Land Development       12.00%    $ 2,464,000   $ 1,625,704    6/1/02    41%      1st
96050                 Single-Family Residence         13.00%    $    15,759   $    15,759   12/1/06    73%      2nd
97053    (1)       Residential Land Development       12.00%    $ 2,052,375   $   536,891    2/1/01    41%      1st
97067    (1)       Residential Land Development       12.50%    $ 2,060,000   $ 1,286,689    7/1/02    41%      1st
97078              Commercial Land/RV Sales Lot       12.00%    $   875,000   $    75,000   10/1/02    47%      1st
97080   (2)(8)     Residential Land Development       12.00%    $ 2,726,000   $ 2,726,000   12/1/99    89%      3rd
97081    (1)       Residential Land Development       12.00%    $   250,000   $   250,000    1/1/01    41%      1st
98089                  Motels/Weekly Rentals          12.00%    $ 1,570,000   $ 1,570,000    4/1/03    60%      1st
98093    (1)           Residential Land Dev           12.00%    $ 1,100,000   $ 1,100,000    6/1/01    41%      1st
98094                    Mobile Home Park             12.00%    $   500,000   $   500,000    5/1/03    61%      2nd
98096    (1)       Residential Land Development       12.00%    $ 2,434,000   $    13,673    7/1/01    41%      1st
98102              Professional Office Building       12.00%    $    87,000   $    87,000    9/1/01    44%      2nd
98106                     Residential Lot             12.00%    $    93,000   $    93,000    9/1/01    47%      1st
98109    (6)              Commercial Land             12.25%    $ 2,217,629   $ 1,267,745   12/1/00    51%      1st
98121    (9)              Commercial Land             19.00%    $ 1,300,000   $   400,000    2/1/00    56%      1st
99128                 Single Family Residence         12.00%    $ 2,000,000   $ 1,000,000    3/1/01    51%      1st
99133    (5)     Const. Office Bldg & Office Pads     17.25%    $   990,000   $   990,000    5/1/00    70%      1st
99137   (2)(8)     Residential Land Development       12.00%    $ 2,260,200   $ 1,700,000    8/1/00    62%      1st
99138   (2)(8)     Residential Land Development       12.00%    $ 1,000,000   $   870,000    6/1/00    89%      2nd
99140                 Single Family Residence         12.50%    $    74,000   $    74,000    5/1/01    67%      1st
99141    (3)              Commercial Land             12.50%    $ 3,500,000   $ 3,000,000    6/1/01    26%      1st
99142                        2nd Home                 12.50%    $   365,000   $   365,000    8/1/00    50%    1st &
                                                                                                                3rd
99147    (2)         Residential Construction         12.00%    $    41,141   $    41,141    7/1/00    80%      1st
99148    (2)         Residential Construction         12.00%    $    41,141   $    41,141    7/1/00    80%      1st
99149    (2)         Residential Construction         12.00%    $    41,141   $    41,141    7/1/00    80%      1st
99150    (2)         Residential Construction         12.00%    $    41,141   $    41,141    7/1/00    80%      1st
99151    (4)       Residential Land Development       12.50%    $ 7,000,000   $ 4,485,000    9/1/01    50%      1st
99152                     Commercial Land             13.00%    $ 5,625,000   $ 3,125,000    7/1/00    50%      1st
99153                Residential Construction         12.25%    $   582,161   $   582,161   11/1/00    59%      1st
99157                 Single Family Residence         12.25%    $    22,000   $    22,000   10/1/02    36%      2nd
99163                Historical Mansion/Museum        13.50%    $   125,000   $   125,000   11/1/01    40%      2nd
99164    (4)        Commercial/Residential Land       12.50%    $ 3,260,000   $   515,000    1/1/02    36%      1st
99165                 Single Family Residence         12.00%    $   180,000   $   180,000   12/1/02    38%      1st
99167    (7)              Commercial Land             12.50%    $ 1,500,000   $ 1,500,000   12/1/00    65%      1st
99169                    Residential Land             12.50%    $   170,000   $   170,000   12/1/00    63%      1st
99172    (3)       Residential Land Development       12.50%    $   364,500   $   111,375    2/1/01    75%      1st
99174    (5)     Const. Office Bldg & Office Pads     12.50%    $   950,000   $   950,000    3/1/01    63%      1st
99175                    Residential Land             12.50%    $   400,000   $   400,000    4/1/02    21%      1st
99182    (3)         Residential Construction         12.50%    $   181,450   $    81,450    8/1/00    75%      1st
99196               Office Building/Vacant Land       12.50%    $   155,000   $   155,000    3/1/05    34%      1st
99197    (2)         Construct Office Building        12.00%    $   408,000   $   408,000    4/1/02    80%      1st
99200    (2)         Construct Office Building        12.00%    $   625,000   $   625,000    4/1/02    81%      1st
99203                     Commercial Land             12.25%    $ 1,000,000   $ 1,000,000    6/1/03    56%      1st
99211                 Single Family Residence         12.00%    $   126,500   $   126,500    7/1/01    78%      1st
99212    (3)         Residential Construction         12.50%    $   149,950   $   149,950    8/1/00    75%      1st
99213                       Residential               12.50%    $   150,000   $   150,000    6/1/02    67%      2nd
99216    (3)       Residential Land Development       13.00%    $ 2,900,000   $ 1,000,000    5/1/02    29%      1st
99218                     Commercial Land             12.75%    $ 2,000,000   $ 2,000,000    6/1/01    65%      1st
99221                    Residential Land             12.25%    $ 4,000,000   $ 4,000,000    7/1/03    59%      1st

LOAN     FOOT                                        INTEREST    PRINCIPAL     PORTFOLIO    MATURITY           LIEN
 NO.    NOTES           DESCRIPTION OF LOAN            RATE       AMOUNT        AMOUNT        DATE     LTV   POSITION
-----   ------          -------------------          --------   -----------   -----------   --------   ---   --------
99223    (6)       Residential Land Development       12.50%    $ 5,700,000   $ 4,250,000   12/1/01    75%      1st
99226    (7)             Medical Building             12.25%    $ 1,890,000   $ 1,890,000    6/1/01    70%      1st
99227              Residential Land Development       12.25%    $ 1,100,000   $ 1,100,000    7/1/01    15%      1st
99232              Residential Land Development       12.75%    $ 1,500,000   $ 1,500,000    1/1/02    48%      1st
                                                                -----------   -----------
                                                                $72,740,137   $50,889,510
                                                                ===========   ===========

-------------------------
(1) Loans to same borrower or related parties secured by different parcels of real property aggregating to $4,812,958

(2) Loans to same borrower or related parties secured by different parcels of real property aggregating to $6,493,564

(3) Loans to same borrower or related parties secured by different parcels of real property aggregating to $4,342,775

(4) Loans to same borrower or related parties secured by different parcels of real property aggregating to $5,000,000

(5) Loans to same borrower or related parties secured by different parcels of real property aggregating to $1,940,000

(6) Loans to same borrower or related parties secured by different parcels of real property aggregating to $5,517,745

(7) Loans to same borrower or related parties secured by different parcels of real property aggregating to $3,390,000

(8) Loans defaulted and foreclosure may be necessary-no estimate of when proceeds will be received or in what amount.

(9) Loan defaulted 12/1/99-interest accruing at default rate-borrower in bankruptcy expected payoff 3rd quarter 2000

     Table 2 is a summary of our mortgage loan portfolio by the type of property securing the loans as of December 31, 1999.

                    TABLE 2: MORTGAGE LOAN TYPE OF PROPERTY
                               DECEMBER 31, 1999

                                                              CARRYING                       AMOUNT
                                  INTEREST     FACE AMOUNT     AMOUNT        MATURITY      SUBJECT TO
       TYPE OF PROPERTY             RATE       OF MORTGAGE   OF MORTGAGE       DATE        DELINQUENCY
       ----------------         ------------   -----------   -----------   -------------   -----------
Commercial income.............  8.5%- 13.5%    $ 5,447,000   $ 3,835,668   04/00 - 05/03   $       --
Land only.....................   12%- 13%       63,944,500    29,185,839   08/99 - 04/03    5,756,000
Residential income............   12%- 12.5%      1,270,000     1,116,500   09/99 - 04/00      706,000
Residential...................   12%- 13%        4,412,500     1,967,663   11/99 - 12/06           --

MANAGING THE MORTGAGE LOAN PORTFOLIO

     Our strategy is to build and hold a portfolio of mortgage loans for investment that generates a net interest margin over time and allows us to take full advantage of our REIT status. The focus of the manager's servicing operation is on managing credit risk in order to protect our investment in the mortgage loans. The underwriting decision to provide a loan to an applicant is based upon the loan-to-value ratio for the underlying collateral, the applicant's creditworthiness, including debt service-to-income ratios and payment history on existing credit, and an evaluation of the applicant's ability to repay the loan. Thereafter, the manager intends to use early intervention, aggressive collection and loss mitigation techniques in the servicing process.

     Collateral Valuation. Collateral valuation receives special attention in the manager's underwriting of its mortgage loans. The manager places great emphasis on the ability of its collateral to protect against losses in the event of default by borrowers. In determining the adequacy of the mortgaged property as collateral, an appraisal is made of each property considered for financing. The appraiser is required to inspect the property and verify that it is in good condition and that construction, if new, has been completed. The appraisal is based on the market value of comparable properties, the estimated rental income, if applicable, and the cost of replacement. The appraised value of the property being financed, must be such that if currently supports, and is anticipated to support in the event of default, the outstanding mortgage loan balance.

     Quality Control. Ongoing quality control reviews are conducted by the manager to seek to ensure that all mortgage loans, whether originated or purchased, meet its quality standards. The type and extent of the reviews will depend on the characteristics of the mortgage loan. The manager also performs appraisal reviews as part of the quality control process as well as compliance reviews to seek to ensure adherence to all state and federal regulations. Some of the compliance reviews may be outsourced until such time as the manager has adequate internal staff to perform such reviews.

     Servicing. The manager has established its own servicing operation in order to service the mortgage loans. Servicing includes collecting and remitting loan payments, making required advances, accounting for principal and interest, holding escrow or impound funds for payment of taxes and insurance, making required inspections of the property, contacting delinquent borrowers and supervising foreclosures and property disposition in the event of unremedied defaults in accordance with the Company's guidelines.

     Credit Risk Management. We believe that the servicing of its mortgage loans is the most effective method of managing our credit risk. The manager's focus as a servicer of mortgage loans it has originated is more on effective credit risk management than on cost control. The manager does not intend to be a low cost servicer, but instead puts the proper resources to work to mitigate losses on the mortgage loans it services. If properly managed from both an underwriting and a servicing standpoint, we believe that we will be able to keep the level of delinquencies and losses in our mortgage loans at a minimum.

     Prepayment Risk Management. The manager seeks to minimize the effects of faster or slower than anticipated prepayment rates in its portfolio, in part by originating mortgage loans with prepayment penalties. The manager also utilizes the production of new mortgage loans as a hedge against prepayment risk. Through its servicing function, the manager pre-selects borrowers that have an incentive to refinance and recaptures those mortgage loans by soliciting the borrowers directly rather than losing them to another mortgage lender.

     Sales of Mortgage Loans. We generally hold mortgage loans to maturity. In addition, the REIT provisions of the Code limit in some respects our ability to sell mortgage loans. We refer you to "Certain Federal Income Tax Consequences" in this prospectus for more detail. From time to time, however, management may decide to sell mortgage loans. This could occur for any number of reasons, for example, to dispose of a mortgage loan as to which credit risk concerns have arisen, to reduce interest rate risk, or generally to re-structure the balance sheet when management deems such action advisable. Management will select any mortgage loans to be sold according to the particular purpose such sale will serve. The board of directors has not adopted a policy that would restrict management's authority to determine the timing of sales or the selection of mortgage loans to be sold.

USING LEVERAGE TO FINANCE MORTGAGE LOAN ACQUISITIONS

     We finance our mortgage loan acquisitions through the Notes and through financing facilities including $7.5 million bank warehouse credit lines. We recently began to offer to accredited investors on a monthly basis our Class A Collateralized Mortgage Notes secured by our mortgage loans for terms that may range from one month to twelve months. The maximum principal amount outstanding at any time is $20 million. As of June 30, 2000, $4,973,731 million of these Class A Notes were outstanding, bearing interest at rates of 6.25% to 8.5%. No additional Class A Notes will be issued after August 21, 2000.

     We employ a debt financing strategy to increase our investment in mortgage loans. By using our mortgage loans as collateral to borrow funds, we are able to invest in mortgage loans with greater value than our equity. We have a targeted ratio of equity-to-assets of approximately 1 to 1. Our financing strategy is designed to maintain a cushion of equity sufficient to provide required liquidity to respond to the effects under our borrowing arrangements of interest rate movements and changes in market value of our mortgage loans. We expect that all of our borrowing arrangements will require us to pledge cash or additional mortgage loans in the event the market value of existing collateral declines. To the extent that cash reserves are insufficient to cover such deficiencies in collateral, we may be required to sell mortgage loans to reduce the borrowings.

     Our goal is to strike a balance between the under-utilization of leverage, which reduces potential returns to stockholders, and the over-utilization of leverage, which could reduce our ability to meet our obligations during adverse market conditions.

COMPANY POLICIES

     Our Board of Directors has established the investment policies and strategies summarized in this prospectus. The Board of Directors has the power to modify or waive such policies and strategies without the consent of the stockholders to the extent that the Board of Directors determines that such modification or waiver is in the best interest of stockholders. Among other factors, developments in the market which affect the policies and strategies mentioned in this prospectus or which change our assessment of the market may cause the Board of Directors to revise our policies and strategies.

LEGAL PROCEEDINGS

     There are no material pending legal proceedings to which Specialty Mortgage Trust or the manager is a party or to which any property of Specialty Mortgage Trust or the manager is subject.

                                  THE MANAGER

     The manager, Gonzo Financial, Inc., is a private mortgage finance business that has operated in Nevada since January 1995. The manager originates mortgage loans for us and otherwise manages our day-to-day operations, subject to the direction of our Board of Directors. The manager does not originate mortgage loans for others without approval of the Board's independent directors. Our executive officers are also the executive officers of the manager. Mr. Gonfiantini beneficially owns the manager.

MANAGEMENT FEES

     Pursuant to a management agreement entered into with Specialty Mortgage Trust, Gonzo Financial receives a management fee payable monthly in arrears consisting of:

          (i) The mortgage loan origination fees or points, usually charged to a borrower for and upon the origination, extension or refinancing of a mortgage loan, up to 2.5% of the loan balance (i.e., 2.5 points) with any additional fees or points paid to the benefit of Specialty Mortgage Trust. The amount of this fee is determined by competitive conditions, may vary and may have a direct effect on the interest rate a borrower is willing to pay Specialty Mortgage Trust.

          (ii) A fee for loan servicing, equal to one-half of one percent of the total mortgage loan portfolio held by Specialty Mortgage Trust. Payment of this fee, in effect, lowers the yield retained by Specialty Mortgage Trust on its loans.

          (iii) All late payment charges from payments made by borrowers.

     We also pay to Gonzo Financial as incentive compensation for each fiscal quarter, an amount equal to 50% of the net income of Specialty Mortgage Trust, before deduction of such incentive compensation, in excess of the annualized return to Specialty Mortgage Trust equal to 12%. The incentive compensation calculation and payment will be made quarterly in arrears. The term "return to Specialty Mortgage Trust" is calculated for the quarter by dividing our taxable income for the quarter by the net worth for the quarter. For such calculations, the "taxable income" of Specialty Mortgage Trust means the taxable income of Specialty Mortgage Trust before the manager's incentive compensation, the deduction for dividends paid and net operating loss deductions arising from losses in prior periods. A deduction for Specialty Mortgage Trust's interest expenses for borrowed money is taken when calculating taxable income. "Net worth" for any period means the arithmetic average of the sum of the gross proceeds from any offering of its equity securities by Specialty Mortgage Trust, after deducting expenses and costs relating to the offering, plus Specialty Mortgage Trust's beginning retained earnings (without taking into account any losses incurred in prior periods and excluding amounts reflecting taxable income to be distributed as dividends and amounts reflecting valuation allowance adjustments). The definition "return to Specialty Mortgage Trust" is used only for purposes of calculating the incentive compensation payable, and is not related to the actual distributions received by stockholders. The incentive compensation payments to Gonzo Financial are made before any income distributions are made to our stockholders.

     The manager's base fee is calculated by the manager and delivered to us within 15 days after the end of each month. We are obligated to pay the amount of the final base fee in excess of the amount paid to manager at the beginning of the month pursuant to the manager's good faith estimate within 30 days after the end of each month. We pay the incentive fee with respect to each fiscal quarter within 15 days following the delivery to us of the manager's written statement setting forth the computation of the incentive fee for such quarter. The manager re-computes the quarterly incentive fee within 45 days after the end of each fiscal year, and any required adjustments are paid by us or the manager within 15 days after the delivery of the manager's written computation to us.

ADMINISTRATIVE SERVICES PROVIDED BY THE MANAGER

     Gonzo Financial, as manager, is responsible for our day-to-day operations and performs such services and activities relating to the assets and operations of Specialty Mortgage Trust as may be appropriate, including:

          (i) representing Specialty Mortgage Trust in connection with the origination or purchase of mortgage loans;

          (ii) in accordance with the directions of the board of directors, investing or reinvesting any money of Specialty Mortgage Trust;

          (iii) furnishing reports and statistical and economic research to Specialty Mortgage Trust regarding Specialty Mortgage Trust's real estate lending activities and the performance of its portfolio of mortgage loans;

          (iv) administering the day-to-day operations of Specialty Mortgage Trust and performing administrative functions necessary in the management of Specialty Mortgage Trust, including the collection of revenues, the payment of Specialty Mortgage Trust's expenses, debts and obligations and the maintenance of appropriate computer services to perform such administrative functions;

          (v) counseling Specialty Mortgage Trust in connection with policy decisions to be made by the Board of Directors;

          (vi) assisting Specialty Mortgage Trust in its use of leverage to finance mortgage loan acquisitions;

          (vii) overseeing the servicing of Specialty Mortgage Trust's mortgage loans;

          (viii) establishing underwriting, appraisal and quality control procedures for the mortgage loans of Specialty Mortgage Trust;

          (ix) conducting a legal document review of each mortgage loan acquired to verify the accuracy and completeness of the information contained in the mortgage loans, security instruments and other pertinent documents in the mortgage file;

          (x) providing Specialty Mortgage Trust with data processing, legal and administrative services to the extent required to implement the business strategy of Specialty Mortgage Trust;

          (xi) providing all actions necessary for compliance by Specialty Mortgage Trust with all federal, state and local regulatory requirements applicable to Specialty Mortgage Trust in respect of its business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings;

          (xii) providing all actions necessary to enable Specialty Mortgage Trust to make required federal, state and local tax filings and reports and generally enable Specialty Mortgage Trust to maintain its status as a REIT, including soliciting stockholders for required information to the extent required by the REIT Provisions of the Code;

          (xiii) communicating on behalf of Specialty Mortgage Trust with the stockholders of Specialty Mortgage Trust as required to satisfy any reporting requirements and to maintain effective relations with such stockholders; and

          (xiv) performing such other services as may be required from time to time for management and other activities relating to the assets of Specialty Mortgage Trust as the board of directors shall reasonably request or the manager shall deem appropriate under the particular circumstances.

     The manager may enter into subcontracts with other parties to provide us any such services.

EXPENSES

     The operating expenses required to be borne by the manager include compensation and other employment costs, the cost of office space and equipment and all other administrative incurred in our day-to-day operations. Those expenses do not include debt service or taxes. While most costs are paid through the manager from fees earned by the manager, we expect to pay directly certain REIT-related expenses such as directors' fees and legal and accounting fees. The manager operates from office space located at 6160 Plumas Street, Reno, Nevada 89509, telephone (775) 826-0809, and licenses the use of a servicing software system.

INDEMNIFICATION

     We have agreed to indemnify the manager, and our respective directors, officers, stockholders and employees with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from any acts or omissions of the manager made in good faith in the performance of its duties under the management agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties.

TERM AND TERMINATION

     The management agreement had an initial term of three years beginning January 30, 1998 and is renewed automatically for successive one year periods unless we timely deliver a notice of non-renewal. Upon non-renewal of the management agreement without cause, a termination fee will be payable to the manager in an amount equal to the greater of (i) the fair value of the management agreement as established by an independent appraiser, or (ii) 4% of the mortgage loan portfolio of Specialty Mortgage Trust. In addition, we have the right to terminate the management agreement at any time upon the happening of specified events, after notice and an opportunity to cure, including a material breach by the manager of any provision contained in the management agreement. Upon such a termination for cause, no termination fee will be payable to the manager.

                                   MANAGEMENT

DIRECTORS AND OFFICERS

     The directors, executive officers and senior officers of Specialty Mortgage Trust and their positions are:

                   NAME                                         POSITION
                   ----                                         --------
Nello Gonfiantini III(1)...................  Chairman of the board of directors, President,
                                             Secretary and Chief Financial Officer of
                                             Specialty Mortgage Trust.
George E. Bull(2)(3).......................  Director
Roger M. Peltyn(2)(4)......................  Director
Stephen V. Novacek(2)(4)...................  Director
Ernest Martinelli(2)(3)....................  Director
Harvey C. Fennell(2).......................  Director

-------------------------
(1) Founder of Specialty Mortgage Trust.

(2) Independent Director.

(3) Member of the Audit Committee.

(4) Member of the Manager Oversight Committee.

     Information regarding the business background and experience of Specialty Mortgage Trust's directors and executive officers follows:

     NELLO GONFIANTINI III, age 45, serves as Chairman of the Board, President, Secretary and Chief Financial Officer of Specialty Mortgage Trust. Mr. Gonfiantini has managed a private mortgage finance and real estate development business in Reno, Nevada, since 1994. From 1986 until 1994, Mr. Gonfiantini was the Chairman, CEO and President of Home Federal Savings Bank of Nevada, where he oversaw the commercial and residential real estate lending operations. Prior to taking that position in 1986, Mr. Gonfiantini was the Executive Vice President of Home Mortgage Company, a mortgage banking firm and predecessor to Home Federal Savings Bank of Nevada. Since June 1994, Mr. Gonfiantini has served as a director of Redwood Trust, Inc., a publicly-traded REIT with mortgage assets currently in excess of $2 billion. Mr. Gonfiantini has a BA and an MBA from the University of Denver.

     GEORGE E. BULL, age 51, is Chairman of the Board and Chief Executive Officer and a founder in 1994 of Redwood Trust, Inc., Mill Valley, California, a mortgage REIT. Mr. Bull was the President of GB Capital until March 1997, and had served in that capacity since he founded the predecessor of GB Capital in 1983. GB Capital assisted banks, insurance companies and savings and loans in managing portfolios of securitized and unsecuritized mortgage loans, in arranging collateralized borrowings, in hedging balance sheet risks and with other types of capital markets transactions. In addition, GB Capital managed and advised troubled commercial real estate and corporate investments. In 1991 and 1992, Mr. Bull served as Acting Chief Investment Officer of First Capital Life Insurance Company, managing its $4 billion securities portfolio and over $200 million in commercial real estate loans. He also worked during this period in various aspects of fixed income portfolio management with Wood Island Associates, Inc. From 1991 through 1993, Mr. Bull oversaw the management of the $350 million portfolio of commercial real estate investments and the $8 billion securities portfolio of Executive Life Insurance Company (in Rehabilitation) on behalf of the California Department of Insurance. Mr. Bull formerly served as a director of EurekaBank in San Francisco and as a director of Home Federal Savings Bank in Nevada.

     ROGER M. PELTYN, age 58, has been President of the structural engineering firm, Martin & Peltyn, Inc., Las Vegas, since 1981. Mr. Peltyn is a director of Southern Nevada Seismic Safety Counsel; a director of Martin & Peltyn, Inc., Civil Engineers; and a member of the American Society of Civil Engineers, American Institute of Steel Construction, and the National Society of Professional Engineers, Las Vegas.

He is a member of the board of trustees of the Nevada Development Authority, President of the Alliance for the Arts, and a director of the Clark County Public Education Foundation.

     STEPHEN V. NOVACEK, age 54, has been a shareholder in the law firm, Hale, Lane, Peek, Dennison, Howard and Anderson, located in Reno, Las Vegas and Carson City, Nevada, since 1978. Mr. Novacek specializes in real estate law and finance representing various institutional lenders in residential and commercial transactions. He is a member of the State Bar of Nevada and the American Bar Association.

     ERNEST MARTINELLI, age 72, retired as Vice Chairman of Bank of America Nevada in 1993 after a career in the banking business in Nevada. He is Vice Chair of the board of directors of St. Mary's Healthcare Network and President of Martinelli Properties, Inc., a commercial real estate development and investment company.

     HARVEY C. FENNELL, age 53, is the President of Dickson Realty, Inc., Reno, and has been a realtor since 1987. Mr. Fennell specializes in land and commercial real estate sales. He is a member of the Reno/ Sparks Association of Realtors and has served on its board of directors. He is a member of the Nevada Real Estate Commission, a state regulatory agency. Prior to 1987, Fennell was a partner in the accounting firm: Peat, Marwick, Main & Company. Mr. Fennell is the past President of the Sierra Nevada Chapter of the American Red Cross and served as Treasurer of the Reno Performing Arts Center and the Nevada Festival Ballet. He formerly served as a director of Home Federal Bank in Reno.

TERMS OF DIRECTORS AND OFFICERS

     Specialty Mortgage Trust's board of directors consists of such number of persons as shall be fixed by the board of directors from time to time by resolution to be divided into three classes, designated Class I, Class II and Class III, with each class to be as nearly equal in number of directors as possible. Currently there are six directors. Messrs. Gonfiantini and Novacek are Class I directors, Messrs. Bull and Martinelli are Class II directors and Mr. Peltyn and Mr. Fennell are Class III directors. Class I, Class II and Class III directors will stand for reelection at the annual meetings of stockholders held in 2002, 2003 and 2001, respectively. At each annual meeting, the successors to the class of directors whose term expires at that time are to be elected to hold office for a term of three years, and until their respective successors are elected and qualified, so that the term of one class of directors expires at each such annual meeting.

     In the case of any vacancy on the board of directors, including a vacancy created by an increase in the number of directors, the vacancy may be filled by election of the board of directors or the stockholders, with the director so elected to serve until the next annual meeting of stockholders, if elected by the board of directors, or for the remainder of the term of the director being replaced, if elected by the stockholders; any newly-created directorships or decreases in directorships are to be assigned by the board of directors so as to make all classes as nearly equal in number as possible. Directors may be removed only for cause and then only by vote of a majority of the combined voting power of stockholders entitled to vote in the election for directors. Subject to the voting rights of the holders of the preferred stock, the Charter may be amended by the vote of a majority of the combined voting power of stockholders, provided that amendments to the Article dealing with directors may only be amended if it is advised by at least two-thirds of the board of directors and approved by vote of at least two-thirds of the combined voting power of stockholders. The effect of the foregoing as well as other provisions of Specialty Mortgage Trust's Charter and Bylaws may discourage takeover attempts and make more difficult attempts by stockholders to change management. Prospective investors are encouraged to review the Charter and Bylaws in their entirety.

     Officers are elected annually and serve at the discretion of the board of directors. There are no family relationships between the executive officers or directors.

COMMITTEES OF THE BOARD

     Audit Committee. The Audit Committee is composed of Messrs. Bull and Martinelli. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of Specialty Mortgage Trust's internal accounting controls.

     Manager Oversight Committee. The Manager Oversight Committee is composed of Messrs. Peltyn and Novacek. The Committee reviews periodically the Management Agreement and the manager's performance under that Agreement.

     Other Committees. The board of directors may establish other committees as deemed necessary or appropriate from time to time, including, but not limited to, an Executive Committee of the board of directors.

     In 1999, the board of directors met 4 times, each time with full attendance. There has not yet been separate committee meetings.

COMPENSATION COMMITTEE INTERLOCKS

     No interlocking relationship exists between our board of directors or officers responsible for compensation decisions and the board of directors or compensation committee of any other company.

COMPENSATION OF DIRECTORS

     None of our directors has received any separate compensation for service on the board of directors or on any committee thereof. We pay directors who are not employed by Specialty Mortgage Trust, independent directors, $500 for each meeting attended in person. In addition, each Independent Director is granted options to purchase 10,000 shares of common stock at the fair market value of the common stock upon becoming a director. We refer you to "-- Executive Compensation -- Stock Option Plan -- Automatic Grants to Non-Employee Directors" in this prospectus for more detail All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the board of directors. No director who is an employee of Specialty Mortgage Trust or the manager will receive separate compensation for services rendered as a director.

EXECUTIVE COMPENSATION

     Employee salaries and bonuses are paid through the manager, Gonzo Financial, Inc., as part of and not in addition to the management fee. For the years ended December 31, 1999 and 1998, Gonzo Financial earned $148,252 and $73,251, respectively, in fees for loan servicing. Gonzo Financial also received an incentive compensation bonus of $18,480 and $22,468 for the years ended December 31, 1999 and 1998, respectively.

STOCK OPTION PLAN

     General. Specialty Mortgage Trust's 1997 Stock Option Plan provides for the grant of qualified incentive stock options, which meet the requirements of
Section 422 of the Internal Revenue Code, stock options not so qualified, deferred stock, restricted stock, performance shares, stock appreciation and limited stock awards, and dividend equivalent rights.

     Purpose. The stock option plan is intended to provide a means of performance-based compensation in order to attract and retain qualified personnel at the manager or Specialty Mortgage Trust and to afford additional incentive to others to increase their efforts in providing significant services to Specialty Mortgage Trust.

     Administration. The stock option plan will be administered by the Compensation Committee, which shall at all times be composed solely of "disinterested persons" as required by Rule 16b-3 under the Exchange Act. Members of the Compensation Committee are eligible to receive only stock options not so qualified pursuant to automatic grants of stock options discussed below.

     Options and Awards. Options granted under the stock option plan will become exercisable in accordance with the terms of grant made by the Committee. Awards will be subject to the terms and restrictions of the awards made by the Committee. Option and award recipients shall enter into a written stock option agreement with Specialty Mortgage Trust. The Committee has discretionary authority to select participants from among eligible persons and to determine at the time an option or award is granted when and in what increments shares covered by the option or award may be purchased or will vest and, in the case of options, whether it is intended to be a qualified incentive stock option or a stock option not so qualified provided, however, that certain restrictions applicable to qualified incentive stock options are mandatory, including a requirement that qualified incentive stock options not be issued for less than 100% of the then fair market value of the common stock, 110% in the case of a grantee who holds more than 10% of the outstanding common stock, and a maximum term of ten years, five years in the case of a grantee who holds more than 10% of the outstanding common stock. Fair market value means as of any given date, with respect to any option or award granted, at the discretion of the board of directors or the Compensation Committee, (i) the closing sale price of the common stock on such date as reported in the Western Edition of the Wall Street Journal or (ii) the average of the closing price of the common stock on each day of which it was traded over a period of up to twenty trading days immediately prior to such date, or (iii) if the common stock is not publicly traded, e.g., prior to the initial public offering, the fair market value of the common stock as otherwise determined by the board of directors or the Compensation Committee in the good faith exercise of its discretion.

     Eligible Persons. Officers and directors and employees of Specialty Mortgage Trust and other persons (particularly key employees of the manager) expected to provide significant services to Specialty Mortgage Trust are eligible to participate in the stock option plan. Qualified incentive stock options may be granted only to officers and key employees of Specialty Mortgage Trust. Stock options not so qualified and awards may be granted to the directors, officers, key employees, agents and consultants of Specialty Mortgage Trust or any of its subsidiaries.

     Under current law, qualified incentive stock options may not be granted to any director of Specialty Mortgage Trust who is not also an employee, or to directors, officers and other employees of entities unrelated to Specialty Mortgage Trust, such as the manager. No options or awards may be granted under the stock option plan to any person who, assuming exercise of all options held by such person, would own or be deemed to own more than 25% of the outstanding shares of equity stock of Specialty Mortgage Trust.

     Shares Subject to the plan. The stock option plan authorizes the grant of options to purchase, and awards of, an aggregate of up to 300,000 shares of Specialty Mortgage Trust's common stock. The maximum number of shares covered by the stock option plan will increase to 10% of Specialty Mortgage Trust's total outstanding shares at any time, provided that no more than 300,000 shares of common stock shall be cumulatively available for grant as incentive stock options. If an option granted under the stock option plan expires or terminates, or an award is forfeited, the shares subject to any unexercised portion of such option or award will again become available for the issuance of further options or awards under the stock option plan. In connection with any reorganization, merger, consolidation, recapitalization, stock split or similar transaction, the Compensation Committee shall appropriately adjust the number of shares of common stock subject to outstanding options, awards and dividend equivalent rights and the total number of shares for which options, awards or dividend equivalent rights may be granted under the plan.

     Term of the plan. Unless previously terminated by the board of directors, the stock option plan will terminate on October 22, 2007, and no options or awards may be granted under the stock option plan thereafter, but existing options or awards remain in effect until the options are exercised or the options or awards are terminated by their terms.

     Term of Options. Each option must terminate no more than ten years from the date it is granted, or five years in the case of qualified incentive stock options granted to an employee who is deemed to own an excess of 10% of the combined voting power of Specialty Mortgage Trust's outstanding equity stock. Options may be granted on terms providing for exercise either in whole or in part at any time or times during their restrictive terms, or only in specified percentages at stated time periods or intervals during the term of the option.

     Dividend Equivalent Rights. The plan provides for granting of dividend equivalent rights in tandem with any options granted under the plan; however, Specialty Mortgage Trust does not expect that dividend equivalent rights will generally be granted. Such dividend equivalent rights accrue for the account of the optionee shares of common stock upon the payment of dividends on outstanding shares of common stock. The number of shares accrued is determined by a formula and such shares may be made transferable to the optionee either upon exercise of the related option or on a "current-pay" basis so that payments would be made to the optionee at the same time as dividends are paid to holders of outstanding common stock. Holders of dividend equivalent rights may be made eligible to participate not only in cash distributions but also in distributions of stock or other property made to holders of outstanding common stock. shares of common stock accrued for the account of the optionee are eligible to receive dividends and distributions. Dividend equivalent rights may also be made "performance based" by conditioning the right of the holder of the dividend equivalent right to receive any dividend equivalent payment or accrual upon the satisfaction of specified performance objectives.

     Option Exercise. The exercise price of any option granted under the stock option plan is payable in full in cash, or its equivalent as determined by the Committee. Specialty Mortgage Trust may make recourse loans available to option holders to fund the exercise of options, which loans will be evidenced by a promissory note executed by the option holder and secured by a pledge of common stock with fair value at least equal to the principal of the promissory note unless otherwise determined by the Committee.

     Automatic Grants to Non-Employee Directors. Each non-employee director of Specialty Mortgage Trust is automatically granted stock options not so qualified to purchase 10,000 shares of common stock upon becoming a director of Specialty Mortgage Trust. Such automatic grants of stock options vest 25% on the anniversary date in the year following the date of the grant and 25% on each anniversary date thereafter. The exercise price for such automatic grants of stock options is the fair market value of the common stock on the date of grant.

     Amendment and Termination of Stock Option Plan. The board of directors may, without affecting any outstanding options or awards, from time to time revise or amend the stock option plan, and may suspend or discontinue it at any time. However, no such revision or amendment may, without stockholder approval, increase the number of shares subject to the stock option plan, modify the class of participants eligible to receive options or awards granted under the stock option plan or extend the maximum option term under the stock option plan.

     Outstanding Options. Options to acquire 135,000 shares of common stock have been granted under Specialty Mortgage Trust's stock option plan. Of these options, 10,000 have been granted to each of the five independent directors and an additional 85,000 have been granted to six current employees, excluding the founder, of Gonzo Financial, Inc. The options were granted without dividend equivalent rights and become exercisable in annual increments over a four-year period. The options were granted at prices ranging from $0.01 to $5.00 per share. No options have been granted to Mr. Gonfiantini.

                           PRINCIPAL SECURITYHOLDERS

BENEFICIAL OWNERSHIP OF CAPITAL STOCK BY LARGE SECURITYHOLDERS

     The following table sets forth certain information known to Specialty Mortgage Trust with respect to beneficial ownership of Specialty Mortgage Trust's capital stock as of July 31, 2000 by each person other than members of management known to Specialty Mortgage Trust to beneficially own more than five percent (5%) of Specialty Mortgage Trust's capital stock. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to the knowledge of Specialty Mortgage Trust, sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

                                                              BENEFICIAL OWNERSHIP
                                                               OF PREFERRED STOCK
                                                              --------------------
                  NAME OF BENEFICIAL OWNER                     SHARES     PERCENT
                  ------------------------                    --------    --------
Angelo Petrini(1)(4)........................................  334,714       7.30%
Raymond J. Poncia, Jr.(2)(4)................................  300,000       6.54%
Nello Gonfiantini, Jr.(3)(4)................................  296,819       6.47%

-------------------------
(1) Consists of 302,714 shares of preferred stock held by the 1987 Petrini Family Trust of which Mr. Petrini is co-trustee with his wife and 32,000 shares of preferred stock held by Delta Saloon Profit Sharing Plan of which Mr. Petrini is trustee.

(2) Consists of 150,000 shares of preferred stock held by the Raymond J. Poncia, Jr. Family Trust of which Mr. Poncia, Jr. is trustee and 150,000 shares of preferred stock held by the Hotel & Casino Management Inc. of which Mr. Poncia, Jr. is President.

(3) Consists of 149,500 shares of preferred stock held by the Gonfiantini Family Trust of which Mr. Gonfiantini, Jr. is trustee, 84,819 shares of preferred stock held by Mr. Gonfiantini, Jr. individually, 25,000 shares held by Gonzo Properties of which Mr. Gonfiantini, Jr. is a partner and 37,500 shares which represents the Gonfiantini Family Trust's 25% interest, as a tenant in common, in 150,000 shares of preferred stock.

(4) Mailing address: 6160 Plumas Street, Reno, Nevada 89509

BENEFICIAL OWNERSHIP OF CAPITAL STOCK BY DIRECTORS AND MANAGEMENT

     The following table sets forth certain information known to Specialty Mortgage Trust with respect to beneficial ownership of Specialty Mortgage Trust's capital stock as of July 31, 2000, by each director and by all directors and executive officers as a group. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to the knowledge of Specialty Mortgage Trust, sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

A. COMMON STOCK

                                                              BENEFICIAL OWNERSHIP
                                                                OF COMMON STOCK
                                                              --------------------
                  NAME OF BENEFICIAL OWNER                     NUMBER     PERCENT
                  ------------------------                    --------    --------
Nello Gonfiantini III(1)....................................  300,000      90.04%
Ernest Martinelli(2)........................................    5,000       1.50%
George E. Bull III(2).......................................    5,000       1.50%
Roger M. Peltyn(2)..........................................    5,000       1.50%
Stephen V. Novacek(2).......................................    5,000       1.50%
All Directors and Executive Officers as a Group (5
  persons)..................................................  320,000      96.04%

-------------------------
(1) Founders shares.

(2) Consists of 5,000 shares issued upon the exercise of stock options, but does not include 5,000 shares issuable upon the exercise of granted but unvested stock options.

B. PREFERRED STOCK

                                                              BENEFICIAL OWNERSHIP
                                                               OF PREFERRED STOCK
                                                              --------------------
                  NAME OF BENEFICIAL OWNER                     NUMBER     PERCENT
                  ------------------------                    --------    --------
Nello Gonfiantini III(1)....................................  165,758       3.61%
Ernest Martinelli(2)........................................  150,000       3.27%
George E. Bull III(3).......................................   52,500       1.14%
Harvey C. Fennell(4)........................................   24,723          *
Roger M. Peltyn(5)..........................................   10,000          *
Stephen V. Novacek(6).......................................    4,214          *
All Directors and Executive Officers as a Group (6
  persons)..................................................  407,195       8.88%

-------------------------
 *  Less than one percent.

(1) Consists of 300,000 shares of common stock and 103,258 shares of preferred stock held in the Nello Gonfiantini III 1981 Trust of which Nello Gonfiantini III is trustee, and 25,000 shares of preferred stock held by Gonzo Properties of which Nello Gonfiantini III is a partner, and 37,500 shares which represents the Nello Gonfiantini III 1981 Trust's 25% interest, as a tenant in common, in 150,000 shares of preferred stock, but does not include 481,944 shares of preferred stock beneficially owned by persons related by blood or marriage to Nello Gonfiantini III with respect to which he has neither voting nor investment power.

(2) Consists of 110,000 shares of preferred stock held in the Ernest Martinelli Family Trust of which Mr., Martinelli is Trustee, and 40,000 shares of preferred stock held by The Martinelli Family Partnership of which Mr. Martinelli is general partner.

(3) Consists of 52,500 shares of preferred stock held in the Bull Trust of which Mr. Bull is trustee.

(4) Consists of 24,723 shares of preferred stock held by Dickson Realty Profit Sharing Plan of which Mr. Fennell is co-trustee.

(5) Consists of 10,000 shares of preferred stock held by the Peltyn Family Trust of which Mr. Peltyn is a trustee.

(6) Consists of 4,214 shares of preferred stock.

                              CERTAIN TRANSACTIONS

     The manager is a private mortgage finance business that has operated in Nevada since January 1995. The manager originates mortgage loans for Specialty Mortgage Trust and otherwise manages the day-to-day operations of Specialty Mortgage Trust, subject to direction by Specialty Mortgage Trust's board of directors. The manager does not originate mortgage loans for others without approval of the Board's independent directors. The executive officers of Specialty Mortgage Trust are also the executive officers of the manager. Mr. Gonfiantini beneficially owns the manager.

     Pursuant to the management agreement, the manager receives a management fee consisting of mortgage placement fees or points, usually charged to the borrower for and upon origination, extension or refinancing of loans, up to 2.5% of the loan balance with any additional fees or points paid to Specialty Mortgage Company. The manager also receives a fee for loan servicing equal to one-half of one percent of the total mortgage loan serviced and any late payment charges. In addition, the manager receives, as incentive compensation for each fiscal quarter, an amount equal to 50% of the taxable net income before the dividend deduction of Specialty Mortgage Trust in excess of the annualized return to Specialty Mortgage Trust equal to 12%. For the years ended December 31, 1999 and 1998, the manager earned $148,252 and $73,251, respectively, in fees for loan servicing. The manager also received an incentive compensation bonus of $18,480 and $22,468 for the years ended December 31, 1999 and 1998, respectively.

                            DESCRIPTION OF THE NOTES

GENERAL

     Specialty Mortgage Trust's Collateralized Investment Notes are issued under
an indenture dated as of             , 2000 between Specialty Mortgage Trust and
Bankers Trust Company of California, N.A., as trustee. We have filed a copy of the indenture as an exhibit to the registration statement of which this prospectus is a part. The following statements are brief summaries of some of the key provisions of the indenture, and are subject to the detailed provisions of the indenture. You should refer to the indenture for a complete statement of those provisions. Whenever this prospectus refers to particular provisions of the indenture or terms defined in the indenture, those provisions or definitions are incorporated by reference as part of the statements made in this prospectus, and the statements are qualified in their entirety by that reference. Copies of the indenture will also be available for inspection during normal business hours at our principal executive offices located at 6160 Plumas Street, Reno, Nevada 89509.

     We have the right to modify the indenture as described below. Additionally, we reserve the right to terminate this offering, or modify the terms of the offering or the securities offered in this prospectus, at any time, by an appropriate amendment or supplement to this prospectus. No modification will affect the rights of the holders of then outstanding securities.

     The Notes are limited to $50,000,000 aggregate principal amount at any time outstanding and will be direct obligations of Specialty Mortgage Trust secured by collateral pledged to the trustee from time to time, the "pledged assets". We refer you to "Collateral" below for more detail. The Notes are issued on the 20th day of the month or the first business day thereafter. The Notes mature a minimum of one month and a maximum of twelve months from the date of issuance, the "stated maturity", and bear interest upon the unpaid principal amount thereof from the date of issuance of the Notes, at the rate per annum fixed on the date of issuance. From time to time, we will fix the interest rates payable on newly issued and rollover Notes based on market conditions and our financial requirements. Investors may select the term and corresponding interest rate offered in a supplement to this prospectus. In no event will the interest rate be less than the applicable federal rate that is periodically set by the IRS as the minimum for short-term borrowings. Once determined, the rate of interest payable on a Note will remain fixed until the Note matures. Interest is payable to the persons in whose names the Notes are registered at the election of the noteholder either (a) monthly in arrears on the 20th day of each month, each an "interest payment date", or (b) compounding monthly, at stated maturity. Accrued interest is to be computed on the basis of a 360-day year consisting of twelve 30-day months.

     The Notes are issued in minimum denominations of $25,000. The Notes will be uncertificated and evidenced by a confirmation of book entry and a statement issued by us to each holder. These confirmations and statements issued by us are not negotiable instruments. Holders cannot transfer rights of ownership by mere endorsement and delivery of a confirmation or statement. We maintain a register to record the owner(s) of each outstanding Note and shall treat the person(s) whose name(s) is (are) so recorded as the owner(s) of the Note for all purposes. Holders may transfer ownership of a Note on our register only by written notice to us signed by the owner(s), or the owner's authorized representative, on a form to be supplied by us. Holders may not pledge, assign or hypothecate the Notes as collateral for a loan or otherwise.

     Principal and interest on the securities offered in this prospectus will be payable at our office, or at such other place as we may designate for that purpose. However, we may make payments at our option by check mailed to the person entitled to the payments at his or her address appearing in the register.

     We will automatically extend the term of a Note for a period equal to the Note's original term and at the current interest rate being offered by us on Notes of the same term and duration as the maturing Note if we do not receive notice from the noteholder to redeem or convert the Note at least one business day before the maturity date of the Note and if we do not give the holder notice of redemption at maturity at least five business days before the Note's maturity. A noteholder will be paid the interest due at maturity and the principal amount will be rolled over.

     We will withhold 31% of any interest paid to any investor who has not provided us with a fully executed Form W-9 or satisfactory equivalent or where the Internal Revenue Service has notified us that back-up withholding is otherwise required. Any tax or other amounts withheld from interest payments pursuant to the requirements of a taxing authority will be considered as having been paid by Specialty Mortgage Trust to the Noteholder.

     The Indenture limits the ratio of (a) the total indebtedness of Specialty Mortgage Trust, both secured and unsecured, to (b) the total shareholders' equity, to no more than 5:1. The Indenture also requires that at each payment date the Company has and shall maintain sufficient cash and unused credit facilities to pay all interest due and all Notes maturing on the subsequent payment date. On each payment date we will deliver to the trustee a certificate setting forth the calculations of our compliance with these covenants.

     We reserve the right to decline any investment in our sole discretion.

COLLATERAL

     The pledged assets securing the Notes will be held by the trustee and will consist of some of our mortgage loans, short-term money market instruments and/or cash.

     Mortgage Loans. Mortgage loans are evidenced by mortgage notes, each of which is secured by a valid lien on real property located in Nevada or other states including, but not limited to, property of which any portion thereof may be characterized as commercial real estate, raw land or multifamily and non-conforming single-family residential property. Each such lien is duly recorded in the office of the proper recording officer of the county in which the real property described in each such mortgage or deed of trust is located to reflect of record that we are the mortgagee or the beneficiary of the deed of trust, or the assignee of either thereof, and is insured by a lender's title insurance policy of the kind described in the indenture.

     Each mortgage loan included in the pledged assets shall bear a fixed or variable rate of interest and shall, as of the date it is first pledged as collateral under the indenture, among other things:

     - have an unpaid principal balance of not less than $25,000;

     - have had a loan to value ratio at the most recent appraisal date of not more than 85%; and

     - not be delinquent and have not been delinquent more than once during the preceding 12-month period.

     Each pledged mortgage loan or participated portion of a mortgage loan shall be owned by Specialty Mortgage Company. We expect that substantially all of the mortgage loans to be included in the pledged assets shall be serviced by the manager.

     Each mortgage note pledged with the trustee is endorsed without recourse in blank or to the trustee and is delivered to the trustee together with a copy of the deed of trust and an original assignment thereof in recordable form and, among other things, a copy of the ALTA lender's title insurance policy (or, if not yet available, a preliminary title report for a period of 60 days) stating that the mortgage constitutes a valid lien on the underlying real property. The assignments of the mortgage loans will not be recorded prior to the occurrence of an event of default. During the period prior to recordation of the assignments, it might be possible for us to discharge mortgage notes or transfer mortgage notes to bona fide purchasers for value without notice, notwithstanding the trustee's lien. However, as a general matter we would not be able under the terms of the indenture to deliver the original documents evidencing the mortgage notes or mortgage loans, because such documents are to be retained in the possession of the trustee. Generally, a subsequent transferee who failed to obtain delivery of the original evidence of indebtedness would not, in the absence of special facts, be able to defeat the trustee's interest in a mortgage note so long as such evidence of indebtedness remains in the possession of the trustee.

     The characteristics of the mortgage notes pledged to secure the Notes may in some circumstances inhibit the liquidity and marketability of such instruments. Such mortgage notes generally have greater principal balances on a loan-by-loan basis, and generally present a higher degree of risk compared with conforming single-family residential loans due, among other things, to the susceptibility of the value of property securing the mortgage loan to changes in the economic conditions that affect business profitability in general. Further, commercial and multifamily residential properties may be subject to increased risk from laws relating to environmental hazards or damages. For these reasons, a review of the commercial or multifamily residential properties underlying the mortgage notes and other relevant information may be required in connection with any sale or liquidation of such properties which would delay any such sale or liquidation; any such sale or liquidation carried out under a time frame which does not permit such a review may result in reduced proceeds from such sale or liquidation. We refer you to "-- Events of Default" in this prospectus for more detail.

     Short-Term Money Market Instruments. "Short-term money market instruments" consist of any of the following instruments, provided that, on the date when such instruments are first pledged as collateral under the indenture, they have remaining terms to maturity of 90 days or less and, provided further, that the obligor of any of such instruments has short-term commercial paper or other unsecured short-term rating in the highest rating category of a recognized rating agency and a long-term debt obligation rating in one of the two highest rating categories: (i) time deposits of, demand deposits in, certificates of deposit of, bankers' acceptances issued by, or next-day federal funds sold by any FDIC-insured depository institution; (ii) repurchase agreements with respect to Government Securities or GNMA, FNMA or FHLMC Certificates entered into with a depository institution (acting as principal); or (iii) commercial paper.

     Cash. "Cash" is coin or currency of the United States of America as at the time shall be legal tender for payment of public and private debts.

CALCULATION OF THE VALUE OF THE COLLATERAL

     The Notes are collateralized by pledged assets consisting of (a) our mortgage loans in an aggregate principal amount at least equal to one and one-half (1 1/2) times the aggregate principal amount outstanding on the Notes,
(b) short-term money market instruments and cash at least equal to the aggregate principal amount outstanding on the Notes or (c) a combination of the foregoing. We are required under the terms of the indenture to calculate, on the 20(th) day of each month (each a "valuation date"), the value of collateral then pledged to secure the Notes. In that calculation, we determine a "basic maintenance amount" which is an amount equal to the aggregate unpaid principal amount of the Notes outstanding after giving effect to any Notes to be retired or issued on such valuation date. We also determine the "discounted value" of the pledged assets which must at least equal the basic maintenance amount.

     "Discounted value" as of any date means that amount determined with respect to specific collateral included in the pledged assets in the manner set forth below:

          (a) as to mortgage loans that meet the eligibility criteria the aggregate unpaid principal balance under the related mortgage note (as determined by Specialty Mortgage Trust) divided by one and one-half
     (1 1/2);

          (b) as to short-term money market instruments, the outstanding aggregate principal amount evidenced by each such instrument (as determined by Specialty Mortgage Trust by any reasonable method which Specialty Mortgage Trust believes reliable, which may include amounts based upon the most recent report related to each such instrument received by Specialty Mortgage Trust); and

          (c) as to cash, the face value thereof.

     The calculation of the discounted value of the pledged assets in the manner described above is designed to ensure that at all times the pledged assets have an aggregate market value in excess of the amount necessary to repay the outstanding Notes. Continual reductions in the principal amounts of any category of collateral may cause the aggregate discounted value of the pledged assets on future valuation dates to be a lower percentage of the then outstanding principal amount of the Notes than the percentage as of preceding valuation dates.

     The indenture requires that we calculate on each valuation date the basic maintenance amount and the discounted value of the pledged assets within the last five business days and deliver to the trustee on such valuation date a certificate setting forth such calculations. In the event that the discounted value of the pledged assets as calculated by us is less than the basic maintenance amount on any valuation date which any Notes are outstanding, we are obligated not later than the month-end following such valuation date to (i) deliver to the trustee additional eligible collateral and/or (ii) purchase outstanding Notes, such that after taking such actions into account the discounted value of the pledged assets is at least equal to the basic maintenance amount as of such valuation date.

WITHDRAWALS AND SUBSTITUTIONS OF COLLATERAL

     We may, subject to specific requirements set forth more fully in the indenture, at any time and from time to time, upon request to the trustee, withdraw or substitute pledged assets; provided, that the aggregate discounted value of eligible collateral, based upon the most recent valuation date, remaining in the pledged assets following the proposed withdrawal or substitution would at least equal the basic maintenance amount as of such valuation date.

PAYMENTS ON PLEDGED ASSETS

     Unless an event of default has occurred and is continuing with respect to the Notes, we shall be entitled to collect all payments, including, without limitation, payments upon maturity, prepayments, distributions and payments as a result of default, on or in respect of any mortgage notes securing the Notes, and the trustee shall pay over to us any such payments which may be collected or received by the trustee. Upon the occurrence of such an event of default and while it shall be continuing, if we shall receive any payments, including, without limitation, payments upon maturity, prepayments, distributions and payments as a result of default, on or in respect of such mortgage notes, we shall hold such payments in trust for the benefit of the trustee and the holders of the Notes, shall segregate such payments from the other property of Specialty Mortgage Trust, and shall promptly after receipt of such payments deliver them in the form received to the trustee. The trustee shall thereafter release and transfer to us, upon our request, any requested amount of such payments only so long as (i) the aggregate discounted value of the pledged assets, after giving effect to such release and transfer, would be at least equal to the basic maintenance amount and (ii) no event of default shall be continuing.

PURCHASE AND RESALE OF NOTES

     We and our affiliates may at any time and from time to time purchase outstanding Notes on the open market, if any, or by private sale. Notes held by us or an affiliate shall not be deemed to be outstanding for purposes of determining the basic maintenance amount, unless such Notes have been pledged to a party other than us or any of our affiliates. The indenture provides that we shall not, and we shall not permit any affiliate to, sell or pledge any Notes acquired by us or any affiliate unless the discounted value of the pledged assets would not be less than the basic maintenance amount after giving effect to such sale or pledge. During the continuance of any event of default, we will not and to the extent of our authority, will not permit any of our affiliates to, sell or pledge any Notes owned by us or any affiliate without the prior written consent of the trustee.

REDEMPTION

     The Notes are not subject to redemption at our option. Although holders have no contractual right to redeem a Note before maturity, we, in our sole discretion, may honor a written request for early termination.

FINANCIAL REPORTS

     Our financial statements for each year during which any Notes are outstanding, as certified by the our independent accountants, will disclose the unpaid principal amount of the outstanding Notes and the unpaid principal amount of the eligible collateral included in the pledged assets as of the last day of our fiscal year.

EVENTS OF DEFAULT

     Any of the following will constitute an "event of default" with respect to the Notes: (a) the failure to pay interest on any Note within five days after such payment is due; (b) the failure to pay the principal of any Note at the stated maturity thereof; (c) a default in our performance of the covenant in the indenture to maintain an amount of pledged assets having an aggregate discounted value at least equal to the basic maintenance amount; (d) the failure to deliver a certificate calculating the basic maintenance amount and the discounted value of the pledged assets within three business days of the date on which either is required to be delivered pursuant to the indenture; (e) a material breach or inaccuracy of any warranty or representation made by us in or under the indenture as of the date of which such representation or warranty was made and five business days after written notice thereof to us by the trustee or to us and the trustee by the holders of at least two-thirds in aggregate principal amount of the outstanding Notes and the circumstances or connection in respect of which such representation or warranty was breached or inaccurate has not been cured; (f) a default in our performance of a financial or any other covenant in the indenture and the continuation of such default for 30 days after written notice to us by the trustee or to us and the trustee by the holders of at least two-thirds in aggregate principal amount of the outstanding Notes; and (g) an occurrence of insolvency or similar event of Specialty Mortgage Trust.

     In case an event of default should occur and be continuing, the trustee or the holders of at least two-thirds in aggregate principal amount of outstanding Notes may or, in the case of an event of default of the type described in clauses (a), (b), (c) or (d) or (g) of the preceding paragraph, the trustee immediately after it has knowledge thereof shall, declare the principal and accrued interest on the Notes to be immediately due and payable by providing written notice to us. Such declaration and its consequences may, under some circumstances, be rescinded and annulled by the holders of a majority of the in aggregate principal amount of such outstanding Notes. If any event of default shall occur and not be cured or waived within thirty days thereafter, the rate of interest borne by each outstanding Note shall be increased by 0.50% per annum effective on the date of the event of default.

     If an event of default has occurred and is continuing, the trustee, directly or through an agent, is permitted: (a) to sell the pledged assets; (b) to institute litigation to enforce payment of the Notes, or to realize on the pledged assets and otherwise to protect the interest of the noteholders; (c) to notify third parties including mortgagors, servicing companies, trustees and paying agents of the trustee's interest in the pledged assets and to require that all payments made on such pledged assets be paid directly to it; and (d) to otherwise exercise all rights and remedies of a secured party under the Uniform Commercial Code as in effect in the State of Nevada.

     The trustee is also authorized to institute suits against us for the collection of amounts due on the Notes, to collect the deficiency, if any, after the sale of the pledged assets and to file proofs of claim in any bankruptcy, insolvency or similar proceeding involving us. The trustee may also, upon written request of the holders of a majority of the aggregate principal amount of the Notes, be required to institute suits to take other appropriate action to enforce payment of the Notes and to enforce any of the rights or powers of the trustee or noteholders under the indenture, but shall have the right to decline to follow any such request if the trustee determines in good faith that such action would involve the trustee in personal liability or expenses or would not be in the best interests of the noteholders.

     The power to effect any sale of any portion of the pledged assets shall not be exhausted by any one or more sales as to any portion of the pledged assets remaining unsold, but shall continue unimpaired until all of the pledged assets shall have been sold or all amounts payable on the Notes shall have been paid, whichever shall first occur. The trustee shall not in any sale sell all or any portion of the pledged assets unless either (a) two-thirds of the noteholders consent to the sale or (b) the proceeds of the sale would not be less than the entire amount which would be distributable to the noteholders. In connection with a sale of all or any portion of the pledged assets, any noteholder may bid for and purchase the property offered for sale, and may, in paying the purchase money therefor, deliver Notes to the trustee.

     There can be no assurance that the trustee will be able to dispose of the pledged assets without a significant delay following an event of default or that the proceeds obtained from the pledged assets will be sufficient to pay all amounts owing to the noteholders.

     Subject to the provisions of the indenture relating to the duties of the trustee, in the case an event of default shall occur and be continuing, the trustee shall be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the noteholders unless such holders shall have offered to the trustee reasonable security or indemnity. The trustee is not required to expend or risk its own funds or incur financial liability if it has reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured.

     Subject to the provisions for indemnification of the trustee and other limitations contained in the indenture, the holders of a majority in aggregate principal amount of the outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such Notes.

PRIORITY

     If, following an event of default, the proceeds of liquidation of the pledged assets were insufficient to pay the entire remaining amount payable on the Notes, the holders of such Notes would be general creditors of the Company to the extent of the deficiency and, upon any liquidation of Specialty Mortgage Trust, such holders would rank on parity with our general creditors.

MERGER

     The indenture provides that we shall not consolidate with or merge into any other corporation or convey, or transfer its properties and assets substantially as an entirety unless (i) the successor corporation is incorporated in the United States and a supplemental indenture is signed by such successor corporation by which it expressly assumes the obligations of the Company under the Notes and the indenture; (ii) the successor corporation shall, by supplemental indenture or agreement, confirm that the pledged assets shall secure its obligations under the Notes and the indenture; (iii) immediately after giving effect to such transaction, no event of default or event which with notice or lapse of time or both would become an event of default has occurred and is continuing and (iv) the Company shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance or transfer complies with the indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

THE TRUSTEE

     The indenture contains provisions limiting the liability of the trustee and provides for the indemnification of the trustee by Specialty Mortgage Trust under specific circumstances. The trustee may resign at any time by giving written notice to us, such resignation to be effective upon the appointment of a successor trustee. The trustee may be removed by the holders of a majority in principal amount of outstanding Notes or by board resolution by us unless an event of default has occurred and is continuing.

MODIFICATION

     A supplemental indenture may be entered into by Specialty Mortgage Trust and the trustee without the consent of the holder of any Note, which modifies or amends the indenture (including the terms and conditions of the Notes) for the following purposes: (a) to evidence the succession of another corporation to Specialty Mortgage Trust; (b) to add to the covenants of Specialty Mortgage Trust for the benefit of the noteholders or to surrender any right or power conferred upon Specialty Mortgage Trust under the indenture; (c) to convey, transfer and assign to the trustee and to subject to the lien of the indenture additional eligible collateral of Specialty Mortgage Trust and to correct or amplify the description of any property at any time subject to the lien of the indenture; (d) to cure any ambiguity in, to correct or supplement any provision that may be defective or inconsistent with any other provision or to make any other provisions with respect to matters or questions arising under the indenture which are not inconsistent with the provisions of the indenture; provided, that such action will not adversely affect the interests of the noteholders; (e) to modify, eliminate or include provisions required or permitted by the Trust Indenture Act of 1939, as amended, or other federal statutes hereinafter enacted; and (f) to provide for the appointment of a co-trustee.

     Additional modifications and amendments may be made to the indenture, including the modification of the noteholders' rights thereunder, with the consent of the holders of not less than a majority of the aggregate principal amount of the Notes then outstanding. No such modification or amendment to the indenture may, without the consent of the holder of each Note so affected, change the stated maturity of the principal of or any installment of interest on any such Note; reduce the principal of or interest on any such Note; change the coin or currency in which any Note or the interest thereon is payable; impair the right to institute suit for the enforcement of any payment on or after the stated maturity or any redemption date with respect to any such Note; permit the creation of any lien prior to or pari passu with the lien of the indenture with respect to any such Note; permit the creation of any lien of the indenture with respect to any of the pledged assets or terminate the lien of the indenture with respect to any pledged assets (except in such cases as permitted by, and pursuant to, the indenture); deprive the Notes of the security afforded by the lien of the indenture; or reduce the percentage in principal amount of the outstanding Notes the consent of whose holders is required for any supplemental indenture, or the consent of whose Holders is required for any waiver of compliance with specific provisions of the indenture or defaults thereunder and their consequences provided for in the indenture. The indenture also permits the holders of a majority of the aggregate principal amount of the then outstanding Notes to waive specified past defaults and their consequences and to rescind in some circumstances the declaration of the acceleration of the amounts due under the Notes after an event of default has occurred.

LIST OF NOTEHOLDERS

     Three or more holders of the Notes who have held such Notes for a period of at least six months may, by written request to the trustee, obtain access to the list of all holders of the Notes, as specified in the request, maintained by the trustee for the purpose of communicating with other noteholders with respect to their rights under the indenture. The trustee may elect not to afford the requesting noteholders access to the list of noteholders if it agrees to mail the desired communication or proxy, on behalf of the requesting noteholders, to all such noteholders.

ANNUAL COMPLIANCE STATEMENT

     Specialty Mortgage Trust will be required to file annually with the trustee a written statement as to fulfillment of its obligations under the indenture.

TRUSTEE'S ANNUAL REPORT

     The trustee will be required to mail each year to all holders of Notes a brief report relating to its eligibility and qualifications to continue as the trustee under the indenture, any amounts owing by Specialty Mortgage to it in the trustee's individual capacity, the property and funds physically held by the trustee as such, any additional issue of Notes not previously reported, the release or release and substitution of any property subject to the lien of the indenture, and any action taken by it which materially affect the Notes or the Collateral and which has not been previously reported.

TRUSTEE

     The Bankers Trust Company of California, N.A., a subsidiary of Deutsche Bank, located in Santa Ana, California, will be the trustee for the Notes. The trustee also serves as the trustee under another indenture for our Class A Collateralized Mortgage Notes.

                        FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the anticipated material federal income tax consequences of your purchase, ownership and disposition of our Notes as an initial purchaser. It has been reviewed by our tax counsel, GnazzoThill, A Professional Corporation, and is based on their conclusions as to the likely interpretation of applicable legal authorities to an investment in the Notes. This discussion is based upon the Internal Revenue Code of 1986, as amended, and related regulations, administrative rulings and court decisions in effect as of the date of this prospectus, all of which are subject to change, possibly retroactively. This discussion does not address every aspect of the federal income tax laws that may be relevant to all categories of investors and it assumes that the Notes are being held by you as property held for investment (i.e., as a capital asset). Moreover, it does not address state, local or foreign tax concerns. Accordingly, you are urged to consult your own tax advisor regarding your specific federal, state, local and foreign tax consequences to you of investing in our Notes.

     Please be advised that we have not received any rulings, and will not seek any rulings, from the Internal Revenue Service with respect to the federal income tax consequences discussed below. Thus, there can be no complete assurance that the Service will agree with our statements. You should also be aware that under applicable Treasury regulations a provider of advice on anticipated transactions is generally not considered an income tax return preparer. Accordingly, in preparing your tax return you are advised to consult with your own tax advisor regarding the specific consequences to you of your purchase, ownership and disposition of our Notes, including any potential changes in applicable tax laws.

TAX CLASSIFICATION OF THE NOTES

     Our tax counsel has advised us that, in their opinion, the Notes will be classified as debt for federal income tax purposes, and not as an ownership interest in the collateral securing the Notes or as equity in Specialty Mortgage Trust. By your acceptance of a Note, and any person that is a beneficial owner of any interest in a Note, by virtue of that person's acquisition of a beneficial interest in a Note, you or any beneficial owner will agree with us to treat the Notes as debt for all tax purposes.

     Our characterization of the Notes as debt is not binding on the Service and the Service could assert that our Notes represent an ownership interest in the equity of Specialty Mortgage Trust or an ownership interest in the mortgage collateral. Successful treatment of our Notes as equity interests could adversely affect our ability to maintain our REIT status and could result in collateral tax consequences to our Note investors, including changes in the characterization and timing of income received with respect to the Notes and an adverse effect on our cash flow. The remainder of this discussion assumes that our Notes are treated as debt for federal income tax purposes.

TAX CLASSIFICATION OF SPECIALTY MORTGAGE TRUST

     The Internal Revenue Code of 1986, as amended, provides special tax treatment for organizations that qualify and elect to be taxed as REITs. We have made an election to be taxed as a REIT under the Code commencing with our taxable year ending December 31, 1998. Assuming we maintain our qualification, we generally will be permitted to deduct our dividend distributions to stockholders from our taxable income, thereby effectively eliminating the "double taxation" that normally results when a corporation earns income and distributes that income to its stockholders in the form of dividends. In order to maintain our qualification as a REIT, however, we must satisfy numerous tests with respect to the sources of our income, the nature and diversification of our assets, the amount of our distributions to our stockholders and the ownership of our stock. If we fail to meet those requirements in a given year, and do not qualify for relief under the Code, we will be subject to federal income tax as a regular, domestic corporation, thereby losing the benefit of the dividends received deduction. As a result, we would incur potentially substantial income tax liabilities that would reduce the cashflow available to make payments on the Notes.

TAX CLASSIFICATION OF THE COLLATERAL POOL

     The Code also contains special rules applicable to entities that issue debt secured by real estate mortgages. These rules are known as the taxable mortgage pool rules and, if applicable, can result in entity level federal income taxation. An entity will be classified as a taxable mortgage pool if it does not make an election to be classified as a real estate mortgage investment conduit, called a "REMIC," and (i) substantially all of its assets consist of debt obligations and more than 50% of such debt obligations are real estate mortgages or interests therein, (ii) the entity issues debt obligations with two or more maturities and (iii) payments on the debt obligations issued by it bear a relationship to payments received on the debt obligations owned by it. In certain situations, a pool of assets pledged to secure debt of an entity could also be treated as separate taxable mortgage pool.

     It is possible that the pool of collateral pledged to secure the Notes could be treated as a taxable mortgage pool. However, it is likely that any such taxable mortgage pool would nonetheless qualify as a "qualified REIT subsidiary" within the meaning of Section 856 (i) of the Code and would therefore not be subject to entity level federal income taxes. Thus, only Specialty Mortgage Trust or its shareholders would be required to include in income any "excess inclusion income" generated by the taxable mortgage pool. On the other hand, if the pool of collateral securing the Notes was classified as a taxable mortgage pool but did not satisfy or maintain status as a "qualified REIT subsidiary", it would not be permitted to be included in the consolidated federal income tax return of any other corporation and its net income would be subject to entity level federal income taxes, thereby reducing cashflow available to pay the Notes.

     Specialty Mortgage Trust does not intend to make an election to treat the mortgage and other collateral securing the Notes as a REMIC. Our tax counsel has advised us that the pool of mortgages and other collateral securing the Notes will not be classified as a taxable mortgage pool.

TAX CONSEQUENCES TO NOTEHOLDERS

     Status as Real Property Loans. Assuming the Notes are treated as debt issued by us, for federal income tax purposes: (i) Notes held by a thrift institution taxed as a domestic building and loan association will not constitute "loans...secured by an interest in real property" within the meaning of Code Section 7701 (a) (19) (C) (v) and (ii) interests on the Notes held by a real estate investment trust will not be treated as "interest on obligations secured by mortgages on real property or on interest in real property" within the meaning of Code Section 856(c) (4) (B) and the Notes will not constitute "real estate assets" or "government securities" within the meaning of Code
Section 856(c) (5) (A).

     Taxation of interest income on the Notes. Because all Notes are expected to be issued at par, interest paid or accrued on the Notes generally will be treated as ordinary income to you, and will be includible in your income in accordance with your regular method of accounting.

     Sale of Notes. Generally, if you sell or otherwise dispose of your Note, you will recognize gain or loss in an amount equal to the difference between the amount you realize on the sale and your adjusted tax basis in your Note. Any such gain or loss recognized will be capital gain or loss if your Note is held as a "capital asset" (generally, property held for investment) with the meaning of Code Section 1221, and will be short term capital gain or loss if your investment has been held for not more than one year. However, certain types of investors (such as banks, thrifts and other financial institutions), and certain investors engaged in risk reduction strategies with respect to the Notes, may not qualify to treat the Notes as capital assets, or the gain or loss therefrom as capital gain or loss.

     In addition, someone that purchases a Note from you at a discount may become subject to the market discount rules of sections 1276-1278 of the Code. As a result, some or all of the principal paid or the gain recognized upon the disposition of the Note by such holder could be taxed as ordinary interest income.

     Foreign investors. Assuming the Notes are respected as debt, interest paid on the Notes to a holder that is a nonresident alien individual, foreign corporation or other non-United States person, referred to as a "foreign person," will be exempt from United States federal income and withholding taxes under the "portfolio interest" provisions so long as (i) the interest is not effectively connected with a trade or business of the recipient in the United States, (ii) the foreign person is not (a) a direct or indirect ten percent or greater shareholder of our company, (b) a controlled foreign corporation, as that term is defined in the Code, related to our company, or (c) a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business. Interest paid to a foreign person that is not engaged in a United States trade or business and that does not qualify under the portfolio interest exemption will generally be subject to a 30% United States withholding tax unless the foreign person qualifies to claim a lower rate under an applicable United States income tax treaty.

     In all events, a holder that is a foreign person must provide required information certifications in order to claim any exemptions or reductions from withholding tax. Foreign investors are urged to consult their tax advisors concerning recently finalized regulations on withholding and related certification requirements generally applicable to payments made after December 31, 2000.

     If a Note were recharacterized as ownership of an equity interest in Specialty Mortgage Trust, or if exemptions from withholding tax are not available, certain payments related to the Notes made to foreign persons would become subject to withholding tax at the rate of 30% and, in the hands of a corporate investor, could become subject to the branch profits tax. We are not required to indemnify you, or gross-up payments on the Notes, for any withholding taxes.

     Backup withholding. Payments on the Notes, or proceeds from a disposition of the Notes, may become subject to backup withholding of federal income tax if you fail to furnish certain information, including your taxpayer identification number, or otherwise fail to establish an exemption from backup withholding. If required, backup withholding is currently made at a rate of 31%. Any amounts so deducted and withheld would be allowed as a credit against the noteholder's federal income tax. Furthermore, certain penalties may be imposed by the Service on a noteholder that is required to supply information but does not do so in the proper manner.

                       STATE AND LOCAL TAX CONSIDERATIONS

     In addition to the federal income tax consequences described above, you should also consider the potential state and local income tax consequences of any investment in the Notes. State and local income tax laws may differ substantially from the corresponding federal tax laws, and the above discussion does not purport to describe any state or local income tax consequences of investing in the Notes. Accordingly, as a prospective noteholder, you should consult your own tax advisers concerning state and local tax matters applicable to your investment in the Notes.

                                ERISA INVESTORS

     A fiduciary of a pension, profit-sharing, stock bonus plan or individual retirement account, including a plan for self-employed individuals and their employees or any other employee benefit plan subject to the prohibited transaction provisions of the Code or the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, known as "ERISA" and, collectively, a "plan", should consider:

          (a) whether the ownership of our Notes is in accordance with the documents and instruments governing the plan,

          (b) whether the ownership of our Notes is consistent with the fiduciary's responsibilities and satisfies the applicable requirements of ERISA, in particular, the diversification, prudence and liquidity requirements of section 404 of ERISA,

          (c) the prohibitions under ERISA on improper delegation of control over, or responsibility for "plan assets" and ERISA's imposition of co-fiduciary liability on a fiduciary who participates in, or permits, by action or inaction, the occurrence of, or fails to remedy, a known breach of duty by another fiduciary with respect to plan assets, and

          (d) the need to value the assets of the plan annually.

     You should understand the illiquid nature of your investment in our Notes and that no secondary market will exist for them.

                              PLAN OF DISTRIBUTION

     We may sell securities offered in this prospectus (1) directly to purchasers; (2) through agents; (3) through underwriters; (4) through dealers; or (5) through a combination of any of these methods of sale.

     Except as otherwise indicated in the prospectus supplement, we will sell these securities directly, without an underwriter or selling agent, and the securities will be sold by our employees who, under Rule 3a4-1(a) of the Exchange Act, are deemed not to be brokers. In accordance with the provisions of Rule 3a4-1(a), our employees who sell securities will not be compensated by commission, will not be associated with any broker or dealer and will limit their activities so that, among other things, they do not engage in oral solicitations of, and comply with specified limitations when responding to inquiries from, potential purchasers.

     We may distribute the securities offered in this prospectus in one or more transactions: (1) at a fixed price or prices, which may be changed; (2) at market prices prevailing at the time of sale; (3) at prices related to the prevailing market prices; or (4) at negotiated prices.

     We may solicit directly, or agents designated by us from time to time may solicit, offers to purchase securities offered in this prospectus. We will disclose in the applicable prospectus supplement any agent, which may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of securities offered in this prospectus and any commission payable by us to that agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable efforts basis.

     If we use an underwriter or underwriters in the sale of the securities offered in this prospectus, we will execute an underwriting agreement with the underwriter(s) at the time of sale to it or them. We will disclose the name(s) of the underwriter(s) and the terms of the transaction in the prospectus supplement, which will be used by the underwriter(s) to make resales of the securities in respect of which this prospectus and the prospectus supplement are delivered to the public.

     If we use a dealer in the sale of securities offered in this prospectus, we will sell those securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

     The underwriters, dealers or agents used by us in any offering of securities under this prospectus may be customers of, including borrowers from, engage in transactions with, and perform services for, us or one or more of our affiliates in the ordinary course of business.

     Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us, to indemnification against civil liabilities, including liabilities under the Securities Act.

     If indicated in the applicable prospectus supplement, we will authorize agents and underwriters to solicit offers by institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and, unless we otherwise agree, the aggregate principal amount of securities sold pursuant to contracts shall be not less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Contracts will not be subject to any conditions except that the purchase by an institution of the securities covered by its contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which that institution is subject. A commission indicated in the prospectus supplement will be paid to the underwriters and agents soliciting purchases of debt securities pursuant to contracts accepted by us.

     Until the distribution of the securities is completed, rules of the SEC may limit the ability of the underwriters and selling group members, if any, to bid for and purchase the securities. As an exception to these rules, the representatives of the underwriters, if any, are permitted to engage in transactions that stabilize the price of the securities. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of securities.

     Neither we nor the underwriters, if any, make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, neither we nor the underwriters, if any, make any representation that the representatives of the underwriters, if any, will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                                 LEGAL MATTERS

     Legal matters relating to the Notes being offered hereby will be passed upon for the Company by Tobin & Tobin, a professional corporation, San Francisco, California. Tax matters will be passed on by GnazzoThill, A Professional Corporation, San Francisco, California.

                                    EXPERTS

     Our balance sheets as of December 31, 1999 and 1998 and our statement of operations, stockholder's equity and cash flows for each of the years in the two-year period ended December 31, 1999, have been included herein, in reliance on the report of Grant Thornton LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We expect to file annual, quarterly and special reports, and other information with the SEC. Our SEC filings will be available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0300 for further information on the public reference rooms.

     This prospectus is part of a registration statement on Form S-11 which we
have filed with the SEC (Registration No. 333-      ). You may request a free
copy of any of the above filings by writing or calling:

                                  Specialty Mortgage Trust, Inc.
                                  6160 Plumas Street
                                  Reno, Nevada 89509
                                  (775) 826-0809

     You should rely only on the information provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus.

                                    GLOSSARY

     As used in this prospectus, the capitalized and other terms listed below have the meanings indicated.

     "adjustable rate mortgage" means a mortgage loan, including any mortgage loan underlying a mortgage security, that features adjustments of the underlying interest rate at predetermined times based on an agreed margin to an established index. An adjustable rate mortgage is usually subject to periodic interest rate and/or payment caps and a lifetime interest rate cap.

     "basic maintenance amount" means the dollar amount equal to one hundred percent of the aggregate principal amount of all outstanding Notes, determined as of the valuation date.

     "capital stock" means the shares of capital stock issuable by Specialty Mortgage Trust under its Charter, and includes common stock and preferred stock.

     the "Code" means the Internal Revenue Code of 1986, as amended.

     "company" means Specialty Mortgage Trust, Inc., a Maryland corporation.

     "conforming mortgage loans" means mortgage loans that either comply with requirements for inclusion in credit support programs sponsored by FHLMC or FNMA or are FHA or VA Loans, all of which are secured by first mortgages or deeds of trust on single-family (one to four units) residences; "nonconforming mortgage loans" vary in one or more respects from those requirements.

     "ERISA" means the Employee Retirement Income Security Act of 1974.

     "ERISA plan" or "plan" means a pension, profit-sharing, retirement or other employee benefit plan which is subject to ERISA.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "FHA" means the United States Federal Housing Administration.

     "FHLMC" or "Freddie Mac" means the Federal Home Loan Mortgage Corporation.

     "FNMA" or "Fannie Mae" means the Federal National Mortgage Association.

     "GAAP" means generally accepted accounting principles.

     "GNMA" or "Ginnie Mae" means the Government National Mortgage Association.

     "HUD" means the Department of Housing and Urban Development.

     "independent directors" means a director of Specialty Mortgage Trust who is not an officer or employee of Specialty Mortgage Trust or any affiliate or subsidiary of Specialty Mortgage Trust.

     "interest payment date" means the date each month upon which accrued interest on the Notes shall be paid, specifically the twentieth day of calendar month after issuance of the Notes or, if such day is not a business day (i.e., Saturday, Sunday or a holiday observed by banking institutions in Nevada), then the next succeeding business day.

     "LTV" or "loan-to-value ratio" means the percentage obtained by dividing the principal amount of a loan by the lower of the sales price or appraised value of the mortgaged property when the loan is originated.

     "manager" means Gonzo Financial, Inc., a Nevada corporation wholly owned by Nello Gonfiantini III.

     "pledged assets" means the assets used as collateral for the Notes, consisting initially of various mortgage loans, but which may also include short-term money market instruments and cash.

     "REIT" means a real estate investment trust as defined under Section 856 of the Code.

     "REMIC" means a real estate mortgage investment conduit as defined under the Code.

     "Securities Act" means the Securities Act of 1933, as amended.

     the "Service" means the Internal Revenue Service.

     "single family" means, with respect to mortgage loans, loans secured by one- to four-unit residential property.

     "stated maturity" means the date upon which Notes will mature, ranging from one to twelve months from the date of issuance (the applicable date will be stated on the face of each Note).

     "tax-exempt entity" means a qualified pension, profit-sharing or other employee retirement benefit plan, Keogh plans, bank commingled trust funds for such plans, IRAs and any other entity intended to be exempt from Federal income taxation.

     "taxable income" means for any year the taxable income of Specialty Mortgage Trust for such year (excluding any net income derived either from property held primarily for sale to customers or from foreclosure property) subject to certain adjustments provided in Section 857 of the Code.

     "VA" means the United States Department of Veterans Affairs.

     "valuation date" means the date the Notes are issued and the twentieth day of each succeeding calendar month thereafter for so long as the Notes remain outstanding.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Specialty Mortgage Trust, Inc.

     We have audited the accompanying balance sheets of Specialty Mortgage Trust, Inc. as of December 31, 1999 and 1998, and the related statements of earnings, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Specialty Mortgage Trust, Inc. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

                                          /s/  GRANT THORNTON LLP

Reno, Nevada
January 21, 2000

                         SPECIALTY MORTGAGE TRUST, INC.

                                 BALANCE SHEETS

                                                             DECEMBER 31,
                                                      --------------------------     JUNE 30,
                                                         1998           1999           2000
                                                      -----------    -----------    -----------
                                                                                    (UNAUDITED)
ASSETS
  Cash and cash equivalents.........................  $    17,317    $ 7,998,709    $ 4,104,089
  Accrued interest receivable.......................      253,352        343,333        398,012
  Investments.......................................           --             --        230,300
  Mortgage loans held for investment, net of
     allowance for loan losses of $100,000,
     $350,000, $500,000 at December 31, 1998, 1999,
     and June 30, 2000, respectively................   29,500,401     35,755,670     50,389,510
  Deferred charges..................................       64,236         30,338         26,674
  Prepaid expenses..................................           --          4,650          3,008
                                                      -----------    -----------    -----------
     Total assets...................................  $29,835,306    $44,132,700    $55,151,593
                                                      ===========    ===========    ===========
LIABILITIES
  Dividends payable.................................  $        --    $ 1,079,875    $        --
  Accounts payable..................................       49,562         17,717         12,119
  Deposits..........................................           --        225,000      5,184,800
  Accrued interest payable..........................       31,996             --         24,336
  Lines of credit...................................    6,518,000             --      5,985,627
  Collateralized notes..............................    1,694,000      5,217,467      4,973,731
  Deferred revenue..................................        5,219         24,237         22,841
                                                      -----------    -----------    -----------
     Total liabilities..............................    8,298,777      6,564,296     16,203,454
                                                      -----------    -----------    -----------
STOCKHOLDERS' EQUITY
  Class A Convertible Preferred Stock; $0.01 par
     value; 5,000,000 shares authorized; 2,169,588,
     3,799,700 and 3,864,400 shares issued and
     outstanding as of December 31, 1998, 1999 and
     June 30, 2000, respectively ($38,644,000
     liquidation preference)........................       21,696         37,997         38,644
  Common stock, $0.01 par value; 45,000,000 shares
     authorized; 300,000 at December 31, 1998 and
     320,200 shares issued and outstanding as of
     December 31, 1999 and June 30, 2000............        3,000          3,202          3,202
  Additional paid-in capital........................   21,597,108     37,842,979     38,471,777
  Accumulated (deficit)/earnings....................      (85,275)      (315,774)       453,690
  Accumulated other comprehensive loss..............           --             --        (19,174)
                                                      -----------    -----------    -----------
     Total stockholders' equity.....................   21,536,529     37,568,404     38,948,139
                                                      -----------    -----------    -----------
     Total liabilities and stockholders' equity.....  $29,835,306    $44,132,700    $55,151,593
                                                      ===========    ===========    ===========

The accompanying notes are an integral part of these statements.

                         SPECIALTY MORTGAGE TRUST, INC.

                             STATEMENTS OF EARNINGS

                                                    YEAR ENDED                 SIX MONTHS ENDED
                                           ----------------------------    ------------------------
                                           DECEMBER 31,    DECEMBER 31,     JUNE 30,      JUNE 30,
                                               1998            1999           1999          2000
                                           ------------    ------------    ----------    ----------
                                                                                 (UNAUDITED)
REVENUES
  Interest and dividend income
     Mortgage loans......................   $2,068,265      $4,312,092     $1,998,550    $2,206,056
     Cash accounts.......................      201,881         121,453         29,212       118,678
     Loan points.........................        8,906          16,648          7,432        15,764
     Dividends...........................           --              --             --         7,097
                                            ----------      ----------     ----------    ----------
       Total interest and dividend
          income.........................    2,279,052       4,450,193      2,035,194     2,347,595
                                            ----------      ----------     ----------    ----------
  Interest expense
     Line of credit......................       61,308          54,528         52,637        24,336
     Collateralized notes................       15,569         209,105         74,438       183,700
                                            ----------      ----------     ----------    ----------
       Total interest expense............       76,877         263,633        127,075       208,036
                                            ----------      ----------     ----------    ----------
       Net interest and dividend
          income.........................    2,202,175       4,186,560      1,908,119     2,139,559
  Provision for loan losses..............      100,000         250,000        100,000       150,000
                                            ----------      ----------     ----------    ----------
       Net revenues......................    2,102,175       3,936,560      1,808,119     1,989,559
                                            ----------      ----------     ----------    ----------
EXPENSES
  General and administrative.............       37,963          93,664         38,757        64,547
  Management and directors' fees.........       38,342          30,480         22,024         6,500
                                            ----------      ----------     ----------    ----------
       Total expenses....................       76,305         124,144         60,781        71,047
                                            ----------      ----------     ----------    ----------
       Earnings before income taxes......    2,025,870       3,812,416      1,747,338     1,918,512
Income taxes.............................           --           2,992          2,992            --
                                            ----------      ----------     ----------    ----------
       NET EARNINGS......................    2,025,870       3,809,424      1,744,346     1,918,512
Preferred stock dividend.................    2,111,145       4,039,923        851,213     1,149,048
                                            ----------      ----------     ----------    ----------
       NET (LOSS) EARNINGS ATTRIBUTABLE
          TO COMMON STOCK................   $  (85,275)     $ (230,499)    $  893,133    $  769,464
                                            ==========      ==========     ==========    ==========

The accompanying notes are an integral part of these statements.

                         SPECIALTY MORTGAGE TRUST, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                   CLASS A
                                 CONVERTIBLE                                                        ACCUMULATED
                               PREFERRED STOCK       COMMON STOCK      ADDITIONAL    ACCUMULATED       OTHER
                             -------------------   -----------------     PAID-IN      (DEFICIT)    COMPREHENSIVE
                              SHARES     AMOUNT    SHARES    AMOUNT      CAPITAL      EARNINGS        INCOME          TOTAL
                             ---------   -------   -------   -------   -----------   -----------   -------------   -----------
BALANCE, JANUARY 1, 1998...         --        --   300,000     3,000            --           --            --            3,000
Preferred Stock issued (net
  of offering costs of
  $77,076).................  1,160,467    11,605        --        --    11,515,988           --            --       11,527,593
Mortgages received for
  Preferred Stock..........  1,009,121    10,091        --        --    10,081,120           --            --       10,091,211
Net earnings...............         --        --        --        --            --    2,025,870            --        2,025,870
Dividends declared.........         --        --        --        --            --   (2,111,145)           --       (2,111,145)
                             ---------   -------   -------   -------   -----------   -----------     --------      -----------
BALANCE, DECEMBER 31,
  1998.....................  2,169,588    21,696   300,000     3,000    21,597,108      (85,275)           --       21,536,529
Stock options exercised....         --        --    20,200       202           828           --            --            1,030
Preferred Stock issued (net
  of offering costs of
  $39,776).................  1,454,824    14,548        --        --    14,493,912           --            --       14,508,460
Mortgages and
  collateralized notes
  received for Preferred
  Stock....................    175,288     1,753        --        --     1,751,131           --            --        1,752,884
Net earnings...............         --        --        --        --            --    3,809,424            --        3,809,424
Dividends declared.........         --        --        --        --            --   (4,039,923)           --       (4,039,923)
                             ---------   -------   -------   -------   -----------   -----------     --------      -----------
BALANCE, DECEMBER 31,
  1999.....................  3,799,700    37,997   320,200     3,202    37,842,979     (315,774)           --       37,568,404
Comprehensive income
  (unaudited):
  Net earnings.............         --        --        --        --            --    1,918,512            --        1,918,512
  Net unrealized loss on
    investment
    available-for-sale.....         --        --        --        --            --           --       (19,174)         (19,174)
                             ---------   -------   -------   -------   -----------   -----------     --------      -----------
    Total comprehensive
      income...............         --        --        --        --            --    1,918,512       (19,174)       1,899,338
                             ---------   -------   -------   -------   -----------   -----------     --------      -----------
Dividends reinvested for
  Preferred Stock (net of
  offering costs of $4,275)
  (unaudited)..............     64,700       647        --        --       628,798           --            --          629,445
Dividends declared
  (unaudited)..............         --        --        --        --            --   (1,149,048)           --       (1,149,048)
                             ---------   -------   -------   -------   -----------   -----------     --------      -----------
BALANCE, JUNE 30, 2000
(UNAUDITED)................  3,864,400   $38,644   320,200   $ 3,202   $38,471,777   $  453,690      $(19,174)     $38,948,139
                             =========   =======   =======   =======   ===========   ===========     ========      ===========

The accompanying notes are an integral part of these statements.

                         SPECIALTY MORTGAGE TRUST, INC.

                            STATEMENTS OF CASH FLOWS

                                                                      YEAR ENDED                 SIX MONTHS ENDED
                                                              ---------------------------   ---------------------------
                                                              DECEMBER 31,   DECEMBER 31,     JUNE 30,       JUNE 30,
                                                                  1998           1999           1999           2000
                                                              ------------   ------------   ------------   ------------
                                                                                            (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings..............................................  $ 2,025,870    $ 3,809,424    $  1,744,346   $  1,918,512
                                                              ------------   ------------   ------------   ------------
  Adjustment to reconcile net earnings to net cash provided
    by operating activities:
    Amortization............................................       10,189         56,398          30,641         22,414
    Provision for loan losses...............................      100,000        250,000         100,000        150,000
    Non-cash collateralized notes interest reinvested.......           --         42,226              --        133,210
    Changes in assets and liabilities:
      Accrued interest receivable...........................     (253,352)       (89,981)        (90,806)       (54,679)
      Prepaid expenses......................................           --         (4,650)         (1,500)         1,642
      Accounts payable......................................       49,562        (31,845)        (40,788)        (5,598)
      Deposits..............................................           --        225,000              --       (225,000)
      Accrued interest payable..............................       31,996        (31,996)        (22,359)        24,336
      Deferred revenue......................................        5,219         19,018          19,130         (1,396)
                                                              ------------   ------------   ------------   ------------
        Total adjustments...................................      (56,386)       434,170          (5,682)        44,929
                                                              ------------   ------------   ------------   ------------
        Net cash provided by operating activities...........    1,969,484      4,243,594       1,738,664      1,963,441
                                                              ------------   ------------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of mortgage loans held for investment............  (22,548,000)   (22,968,157)    (13,757,200)   (23,825,891)
  Principal repayments of mortgage loans held for
    investment..............................................    3,038,810     17,961,772       6,543,019      9,042,051
  Purchase of investments...................................           --             --              --       (249,474)
                                                              ------------   ------------   ------------   ------------
        Net cash used in investing activities...............  (19,509,190)    (5,006,385)     (7,214,181)   (15,033,314)
                                                              ------------   ------------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from Preferred Stock offering, net...............   11,527,593     14,262,180       9,428,940             --
  Prepayment of Preferred Stock offering....................           --             --       3,753,021      4,065,500
  Proceeds from Common Stock options exercised..............           --          1,030             383             --
  Cash dividends paid.......................................   (2,111,145)    (2,713,768)       (851,213)    (1,599,478)
  Net (payments)/proceeds on line of credit.................    6,518,000     (6,518,000)     (4,230,000)     5,985,627
  Proceeds on collateralized notes..........................    1,694,000      6,548,000       1,815,000      1,977,985
  Principal payments on collateralized notes................           --     (2,812,759)       (555,000)    (1,235,631)
  Loan issue costs..........................................      (74,425)       (22,500)        (17,500)       (18,750)
                                                              ------------   ------------   ------------   ------------
        Net cash provided by financing activities...........   17,554,023      8,744,183       9,343,631      9,175,253
                                                              ------------   ------------   ------------   ------------
        NET INCREASE (DECREASE) IN CASH AND CASH
          EQUIVALENTS.......................................       14,317      7,981,392       3,868,114     (3,894,620)
Cash and cash equivalents at beginning of year..............        3,000         17,317          17,317      7,998,709
                                                              ------------   ------------   ------------   ------------
Cash and cash equivalents at end of year....................  $    17,317    $ 7,998,709    $  3,885,431   $  4,104,089
                                                              ============   ============   ============   ============
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for interest....................................  $    44,881    $   253,403    $    149,434   $    239,297
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING
  ACTIVITIES:
  Mortgage loans exchanged for the issuance of Preferred
    Stock...................................................  $10,091,211    $ 1,498,884    $  1,330,000   $         --
  Collateralized notes exchanged for the issuance of
    Preferred Stock.........................................  $        --    $   254,000    $     74,000   $  1,119,300
  Collateralized notes refinanced at maturity...............  $        --    $ 1,645,000    $  1,315,000   $  5,124,000
  Collateralized notes interest reinvested..................  $        --    $    42,226    $         --   $    133,210
  Dividends declared but not paid...........................  $        --    $ 1,079,875    $         --   $         --
  Dividends reinvested for Preferred Stock..................  $        --    $   246,280    $         --   $    633,720

The accompanying notes are an integral part of these statements.

                         SPECIALTY MORTGAGE TRUST, INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1999 AND 1998
             (DATA RELATED TO JUNE 30, 2000 AND 1999 IS UNAUDITED)

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The financial statements of Specialty Mortgage Trust, Inc. are prepared in conformity with generally accepted accounting principles (GAAP). In preparing the financial statements in accordance with GAAP, management is required to make estimates and assumptions that effect the reported amounts. Actual results could differ from those estimates. The following is a summary of significant accounting and reporting policies used in preparing the financial statements.

     1. NATURE OF BUSINESS

     Specialty Mortgage Trust, Inc. (the Company) is a Maryland corporation which acquires and holds mortgage loans secured by property located in Nevada, California, Arizona and Colorado. The Company's strategy is to focus on small commercial mortgage loans (generally less than $5 million per loan), land loans, and non-conforming single-family and small multi-family (generally less than 20 units) residential mortgage loans. The Company has elected to be a real estate investment trust (REIT) under the Internal Revenue Code of 1986, as amended. The mortgage loans are originated and serviced by Gonzo Financial, Inc. (the Manager), a private mortgage finance business operating in Nevada and wholly owned by the Company's President and Chairman of the Board of Directors.

     2. INTERIM FINANCIAL STATEMENTS

     The financial statements as of June 30 and for the six months ended June 30, 2000 and 1999 are unaudited; however, in the opinion of management, all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of the Company's financial position and results of operations for such period have been included. The results for the six months ended June 30, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000.

     3. CASH EQUIVALENTS

     For purposes of the Statement of Cash Flows, the Company considers money market accounts to be cash equivalents.

     4. INVESTMENTS

     The Company's investments in marketable equity securities are held for an indefinite period and thus are classified as available-for-sale.
Available-for-sale securities are recorded at fair value on the balance sheet, with the change in fair value during the period excluded from earnings as a component of other comprehensive income.

     5. MORTGAGE LOANS

     Mortgage loans are classified and accounted for as held for investment and are carried at cost.

     6. REVENUE RECOGNITION

     Interest is recognized as revenue when earned according to the terms of the loan. Points are deferred and amortized over the life of the loan.

                         SPECIALTY MORTGAGE TRUST, INC.

                           DECEMBER 31, 1999 AND 1998
             (DATA RELATED TO JUNE 30, 2000 AND 1999 IS UNAUDITED)

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     7. DEFERRED CHARGES

     Deferred charges are amortized principally by the effective interest method over the term of the related obligation.

     8. INCOME TAXES

     The Company has qualified as a REIT and generally is not subject to federal income taxes on the portion of taxable income which is distributed to its stockholders. The Company is, however, subject to federal income taxes for taxable income not distributed.

     Taxable income that is distributed is taxable to the shareholders as ordinary income.

     9. ALLOWANCE FOR LOAN LOSSES

     The Company maintains an allowance for possible credit losses on mortgage loans. Additions to the reserve are based on an assessment of certain factors including, but not limited to, estimated future losses on the loans, and general economic conditions. Additions to the reserve are provided through a charge to earnings. Actual losses on loans are recorded as a charge-off or a reduction to the loan loss reserve. Subsequent recoveries of amounts previously charged off are added back to the reserve.

NOTE B -- FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

     Financial instruments with concentration of credit and market risk include cash and mortgage notes.

     The Company maintains cash deposit accounts which, at times, may exceed federally insured limits.

     Substantially all of the loans purchased by the Company are fixed rate loans secured by the first deed of trust on small commercial, land, non-conforming, and small multi-family properties. Maturities on the mortgage loans range from one to seven years.

     Concentration of mortgage loans exist in northern Nevada and southern Nevada with approximately 49% and 33% for 1999, and 84% and 10% for 1998. As such, the Company has a significant geographic concentration of credit risk that may be adversely affected by periods of economic decline.

     A significant portion of the Company's mortgage loans will require the borrower to make a balloon payment of the principal at maturity. To the extent that a borrower has an obligation to pay a mortgage loan in a large lump sum payment, its ability to satisfy this obligation may be dependent upon its ability to refinance or raise a substantial amount of cash. An increase in interest rates over the mortgage rate applicable at origination of the loan may have an adverse effect on the borrower's ability to refinance.

NOTE C -- INVESTMENTS

     Available-for-sale investments at June 30, 2000 consist of:

                                                           GROSS
                                                         UNRELATED      FAIR
                                                          LOSSES       VALUE
                                                         ---------    --------
Preferred stock........................................   $19,174     $230,300
                                                          =======     ========

                         SPECIALTY MORTGAGE TRUST, INC.

                           DECEMBER 31, 1999 AND 1998
             (DATA RELATED TO JUNE 30, 2000 AND 1999 IS UNAUDITED)

NOTE D -- BANK LINE OF CREDIT

     The Company maintains a revolving line of credit that bears interest at prime (8.5% at December 31, 1999) and expires June 15, 2001. The terms of the credit agreement allow the Company to borrow up to $5,000,000 to provide funding for new loans originated by the Company. No balance was outstanding on this line as of December 31, 1999. Under the terms of this agreement, the Company is required to maintain certain financial covenants. At December 31, 1999, the Company was in compliance with the covenants. The credit facility is collateralized by a pledge of promissory notes evidencing indebtedness of mortgages held by the Company.

     At December 31, 1998, the Company maintained two revolving lines of credit that both expired in 1999. Both lines bore interest at the prime rate (7.75% at December 31, 1998), with a maximum borrowing base of $8,000,000. $6,518,000 was outstanding on these lines at December 31, 1998.

     At June 30, 2000, the Company maintained two revolving lines of credit. One line of credit allows the Company to borrow up to $2,500,000 to provide funding for new loans. This line bears interest indexed on the bank's base rate (9.5% at June 30, 2000) and matures July 1, 2001. The other line of credit allows the Company to borrow up to $5,000,000 and is collateralized by a security interest of a mortgage loan. This line bears interest at the bank's prime rate (9.5% at June 30, 2000) and matures December 1, 2001. On June 30, 2000, $1,190,095 and
$4,795,532 were outstanding on these lines of credit, respectively.

NOTE E -- COLLATERALIZED NOTES

     The Company has issued Class A collateralized notes (the notes) due in two to six months from the date of issue. These notes bear a fixed rate of interest (6% to 7% and 7% at December 31, 1999 and 1998, respectively) and are payable on the 20th of each month. The notes are collateralized by the Company's mortgage loans in an aggregate principal amount at least equal to two times the aggregate principal amount outstanding on the notes. A UCC financing statement is held by a trustee for the collateral of the notes receivable. At December 31, 1999, December 31, 1998 and June 30, 2000, $12,797,393, $5,166,294, and $12,957,393 of
mortgage notes were used as collateral, respectively.

NOTE F -- STOCKHOLDER'S EQUITY

     The Preferred Stock will convert to the Company's Common Stock, par value $.01 per share ("Common Stock") on a 1 to 1 basis: (1) upon the closing of a firm commitment underwritten initial public offering of the Common Stock resulting in aggregate gross proceeds to the Company of at least $20 million and at a price per share of at least $10 or such lesser amount of proceeds and/or lower price per share as may be approved by holders of two-thirds of the Preferred Stock (a "Qualified IPO"); (2) after March 31, 2000 when and if the return on equity for the previous four quarters exceeds 13%; or (3) after March 31, 2001 when and if the return on equity for the previous four quarters exceeds 12%.

     The Preferred Stock has a liquidation preference over Common Stock at an amount equal to the original purchase price of $10 per share, plus any declared but unpaid dividends. Therefore, to the extent any assets remain in the Company, such assets shall be distributed in equal amounts per share to holders of common stock and Preferred Stock on an "as converted" basis, that is, as if the Preferred Stock had converted into shares of Common Stock.

     As long as Preferred Stock remains outstanding, the holders of Common Stock are not entitled to dividends or distributions. The Preferred stockholders and Common stockholders vote together as a class.

                         SPECIALTY MORTGAGE TRUST, INC.

                           DECEMBER 31, 1999 AND 1998
             (DATA RELATED TO JUNE 30, 2000 AND 1999 IS UNAUDITED)

NOTE G -- STOCK OPTIONS

     In October 1997, the Company adopted the 1997 Executive and Non-Employee Director Stock Option Plan (the Plan) pursuant to which 300,000 shares of the Common Stock have been reserved for issuance upon the exercise of options granted. Options granted may be designated as either (a) incentive stock options (ISO's) under the Internal Revenue Code of 1986, as amended, at 100% fair market value, or (b) non-qualified options at a Board of Director determined option price. ISO's and non-qualified options may be granted by the Board of Directors to participating directors, officers, other key employees, agents and consultants that are linked directly to increases in stockholder value. Fair market value is determined periodically by the Board of Directors.

     25% of the shares subject to such stock option shall become exercisable on the first anniversary of the date of grant of the stock option, and an additional 25% shall become exercisable on each of the next three anniversaries of the date of grant. In general, vested options must be exercised within three months after an employee leaves the Company.

     The Company has adopted SFAS No. 123, Accounting for Stock-Based Compensation, which calls for companies to measure non-employee stock compensation expense based upon the fair value method of accounting. The Company also adopted SFAS 123 for directors.

     Presented below is a summary of the Company's stock options and the related transactions for the year ended December 31, 1999 and 1998.

                                                                      WEIGHTED
                                                                      AVERAGE
                                                                      EXERCISE
                                                           SHARES      PRICE
                                                           -------    --------
BALANCE AT JANUARY 1, 1998...............................   75,000     $ .01
Granted..................................................   30,000      1.08
Exercised................................................       --        --
Forfeited/expired........................................       --        --
                                                           -------     -----
BALANCE AT DECEMBER 31, 1998.............................  105,000       .32
Granted..................................................   20,000      5.00
Exercised................................................  (20,200)      .05
Forfeited/expired........................................       --        --
                                                           -------     -----
BALANCE AT DECEMBER 31, 1999.............................  104,800     $1.26
                                                           =======     =====

                         SPECIALTY MORTGAGE TRUST, INC.

                           DECEMBER 31, 1999 AND 1998
             (DATA RELATED TO JUNE 30, 2000 AND 1999 IS UNAUDITED)

NOTE G -- STOCK OPTIONS (CONTINUED)

                                                           STOCK OPTIONS           STOCK OPTIONS
                                                            OUTSTANDING             EXERCISABLE
                                                      -----------------------    ------------------
                                                       WEIGHTED      WEIGHTED              WEIGHTED
                                                        AVERAGE      AVERAGE               AVERAGE
                                                      CONTRACTUAL    EXERCISE              EXERCISE
        RANGE OF EXERCISE PRICES           SHARES        LIFE         PRICE      SHARES     PRICE
        ------------------------           -------    -----------    --------    ------    --------
DECEMBER 31, 1998:
  $ .01..................................   75,000       8.82         $ .01      18,750     $ .01
    .05..................................   20,000       9.09           .05          --        --
   3.15..................................   10,000       9.58          3.15          --        --
                                           -------                               ------
     Totals..............................  105,000                               18,750
                                           =======                               ======
DECEMBER 31, 1999:
  $ .01..................................   60,000       7.82         $ .01      22,500     $ .01
    .05..................................   15,000       8.09           .05          --        --
   3.15..................................    9,800       8.58          3.15       2,300      3.15
   5.00..................................   20,000       9.81          5.00          --        --
                                           -------                               ------
     Totals..............................  104,800                               24,800
                                           =======                               ======

     The fair value of the Company's stock options was estimated as of the grant date using the Black-Scholes Option Pricing Model with the following weighted average assumptions for the years ended December 31, 1999 and 1998: Dividend yield of 0.0%, expected volatility of 0.0%, weighted average risk free interest rate of 5.98% and 5.4%, respectively, and an expected holding period of four years. Based on these assumptions, compensation expense was immaterial for the years ended December 31, 1999 and 1998.

NOTE H -- CAPITAL TRANSACTIONS

     The Company was incorporated in the State of Maryland in October 1997 and was capitalized by its founder purchasing 300,000 shares of Common Stock at $.01 per share. The Company began operations in January 1998. The Common Stock of the Company is not entitled to any dividends as long as Preferred Stock is outstanding.

     In March 1998, the Company completed its initial private placement of 2,169,588 shares of Class A Convertible Preferred Stock, $.01 par value, for cash of $11,604,669 and mortgage loans at fair value of $10,091,211. The mortgage loans were originated by the Manager prior to 1998. Mortgage loans in the fair value of $1,186,367 were contributed by the Manager or officers of the Company.

     On April 1, 1999, the Company completed a private placement of 1,084,794 shares at $10 per share of its Class A Convertible Preferred Stock, par value $0.01 per share.

     On July 1, 1999, the Company completed a private placement of 520,690 shares at $10 per share of its Class A Convertible Preferred Stock, par value $0.01 per share.

     In October 1999 the Company issued 24,628 shares of Preferred Stock under a dividend reinvestment plan at $10 per share.

                         SPECIALTY MORTGAGE TRUST, INC.

                           DECEMBER 31, 1999 AND 1998
             (DATA RELATED TO JUNE 30, 2000 AND 1999 IS UNAUDITED)

NOTE I -- RELATED PARTY

     Pursuant to the management agreement, the Manager will receive a management fee consisting of mortgage placement fees or points, usually charged to the borrower for and upon origination, extension or refinancing of loans, up to 2.5% of the loan balance with any additional fees or points paid to the Company. The Manager will also receive a fee for loan servicing equal to one-half of one percent of the total mortgage loan serviced and any late payment charges. In addition, the Manager will receive, as incentive compensation for each fiscal quarter, an amount equal to 50% of the taxable net income before the dividend deduction of the Company in excess of the annualized return to the Company equal to 12%. For the year ended December 31, 1999 and 1998, the Manager earned $148,252 and $73,251, respectively, in fees for loan servicing. The Manager also received an incentive compensation bonus of $18,480 and $22,468 for the years ended December 31, 1999 and 1998, respectively.

NOTE J -- SUBSEQUENT EVENT

     On July 1, 2000, the Company issued 689,320 additional shares of Preferred Stock at $10 per share for total cash proceeds of $6,893,200. As of June 30, 2000, $5,184,800 is included on the balance sheet in deposits for this issuance.

        REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS ON SCHEDULES

Board of Directors
Specialty Mortgage Trust, Inc.

     In connection with our audit of the financial statements of Specialty Mortgage Trust, Inc. referred to in our report dated January 21, 2000, which is included in the S-11 filing, we have also audited Schedule II and Schedule IV for each of the two years ended December 31, 1999 and 1998. In our opinion, these schedules present fairly, in all material respects, the information required to be set forth herein.

                                          /s/ GRANT THORNTON LLP

Reno, Nevada
January 21, 2000

                                                                     SCHEDULE II

                         SPECIALTY MORTGAGE TRUST, INC.

                       VALUATION AND QUALIFYING ACCOUNTS
                     PROVISION FOR LOAN LOSSES ROLLFORWARD

BALANCE JANUARY 1, 1998.....................................  $     --
  Charges to costs and expenses.............................   100,000
  Deductions................................................        --
                                                              --------
BALANCE AT DECEMBER 31, 1998................................   100,000
  Charges to costs and expenses.............................   100,000
  Deductions................................................        --
                                                              --------
BALANCE AT JUNE 30, 1999....................................   200,000
  Charges to costs and expenses.............................   150,000
  Deductions................................................        --
                                                              --------
BALANCE AT DECEMBER 31, 1999................................   350,000
  Charges to costs and expenses (unaudited).................   150,000
  Deductions (unaudited)....................................        --
                                                              --------
BALANCE AT JUNE 30, 2000 (UNAUDITED)........................  $500,000
                                                              ========

                                                                     SCHEDULE IV

                         SPECIALTY MORTGAGE TRUST, INC.

                         MORTGAGE LOANS ON REAL ESTATE
                           MORTGAGE LOAN ROLLFORWARD

BALANCE JANUARY 1, 1998.....................................  $        --
                                                              -----------
  Additions during the period
     New mortgage loans.....................................   22,548,000
     Mortgage loans exchanged for issuance of preferred
      stock.................................................   10,091,211
                                                              -----------
                                                               32,639,211
                                                              -----------
  Deductions during the period
     Collections of principal...............................    3,038,810
                                                              -----------
BALANCE AT DECEMBER 31, 1998................................   29,600,401
                                                              -----------
  Additions during the period
     New mortgage loans.....................................   13,757,200
     Mortgage loans exchanged for issuance of preferred
      stock.................................................    1,330,000
                                                              -----------
                                                               15,087,200
                                                              -----------
  Deductions during the period
     Collections of principal...............................    6,543,019
                                                              -----------
BALANCE AT JUNE 30, 1999....................................   38,144,582
                                                              -----------
  Additions during the period
     New mortgage loans.....................................    9,210,957
     Mortgage loans exchanged for issuance of preferred
      stock.................................................      168,884
                                                              -----------
                                                                9,379,841
                                                              -----------
  Deductions during the period
     Collections of principal...............................   11,418,753
                                                              -----------
BALANCE AT DECEMBER 31, 1999................................   36,105,670
  Additions during the period
     New mortgage loans (unaudited).........................   23,825,891
  Deductions during the period
     Collections of principal (unaudited)...................    9,042,051
                                                              -----------
BALANCE AT JUNE 30, 2000 (UNAUDITED)........................  $50,889,510
                                                              ===========

                                                                     SCHEDULE IV

                         SPECIALTY MORTGAGE TRUST, INC.

                         MORTGAGE LOANS ON REAL ESTATE
                       MORTGAGE LOANS BY TYPE OF PROPERTY
                               DECEMBER 31, 1999

                                                        CARRYING                         AMOUNT
                         INTEREST       FACE AMOUNT      AMOUNT         MATURITY       SUBJECT TO
  TYPE OF PROPERTY         RATE         OF MORTGAGE    OF MORTGAGE        DATE         DELINQUENCY
  ----------------     -------------    -----------    -----------    -------------    -----------
Commercial income....   8.5% - 13.5%    $ 5,447,000    $ 3,835,668    04/00 - 05/03    $       --
Land only............      12% - 13%     63,944,500     29,185,839    08/99 - 04/03     5,756,000
Residential income...    12% - 12.5%      1,270,000      1,116,500    09/99 - 04/00       706,000
Residential..........      12% - 13%      4,412,500      1,967,663    11/99 - 12/06            --

                                                                     SCHEDULE IV

                         SPECIALTY MORTGAGE TRUST, INC.

                         MORTGAGE LOANS ON REAL ESTATE
                        MORTGAGE LOANS BY LIEN POSITION
                               DECEMBER 31, 1999

                       FACE AMOUNT     INTEREST      CARRYING AMOUNT      MATURITY       AMOUNT SUBJECT
    LIEN POSITION      OF MORTGAGE       RATE          OF MORTGAGE          DATE         TO DELINQUENCY
    -------------      -----------    -----------    ---------------    -------------    --------------
1st..................  $68,830,000     8.5% - 13%      $30,618,677      08/99 - 04/03      $2,806,000
1st and 3rd..........      365,000         12.50%          365,000              11/99              --
2nd..................    2,479,000    12% - 13.5%        2,335,993      04/00 - 12/06         870,000
3rd..................    3,400,000            12%        2,786,000              12/99       2,786,000

                                                                     SCHEDULE IV

                         SPECIALTY MORTGAGE TRUST, INC.

                         MORTGAGE LOANS ON REAL ESTATE
                    MORTGAGE LOANS THAT EXCEED THREE PERCENT
                                OF THE PORTFOLIO
                               DECEMBER 31, 1999

                                                                 FACE        CARRYING        AMOUNT
                          INTEREST    MATURITY      LIEN      AMOUNT OF      AMOUNT OF     SUBJECT TO
  DESCRIPTION OF LOAN       RATE        DATE      POSITION     MORTGAGE      MORTGAGE      DELINQUENCY
  -------------------     --------    --------    --------    ----------    -----------    -----------
Residential land
  dev./infrastructure...   12.00%      4/1/03       1st       $1,100,000     1,100,000     $       --
Residential
  subdivision/land
  only..................   12.25%      8/1/01       1st        2,000,000     1,200,000             --
Residential land
  dev./infrastructure...   12.00%      7/1/00       1st        2,540,000     1,286,689             --
Commercial land.........   12.25%      4/1/00       1st        6,000,000     1,377,791             --
Commercial land.........   12.00%     11/1/00       1st        1,500,000     1,500,000             --
Motels/weekly rentals...   12.00%      4/1/03       1st        1,570,000     1,570,000             --
Residential land
  dev./infrastructure...   12.00%      6/1/02       1st        6,500,000     1,625,704             --
Commercial/residential
  land..................   12.25%      4/1/01       1st        4,400,000     1,694,934             --
Residential land
  dev./infrastructure...   12.00%      6/1/00       1st        2,260,200     1,700,000      1,700,000
Residential land
  dev./infrastructure...   12.00%     12/1/99       3rd        3,400,000     2,786,000      2,786,000
Commercial land.........   12.50%      6/1/01       1st        3,500,000       300,000             --
Commercial land.........   13.00%      7/1/00       1st        5,625,000     3,125,000             --
Residential land
  dev./infrastructure...   12.50%      8/1/01       1st        7,000,000     4,485,000             --

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     YOU SHOULD RELY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION.

     WE ARE NOT OFFERING THE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.

     WE DO NOT CLAIM THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE STATED ON THE COVER.



                               Up to $250,000,000

                         SPECIALTY MORTGAGE TRUST, INC.

                        Collateralized Investment Notes





                                [SPECIALTY LOGO]






                                   PROSPECTUS
                                AUGUST   , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 31. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses to be incurred in connection with the issuance and distribution of the securities being registered are as set forth below. All such expenses, except for the SEC registration and filing fees, are estimated:

SEC Registration............................................  $
Legal Fees and Expenses.....................................  $
Accounting Fees and Expenses................................  $
Blue Sky Qualification Fees and Expenses (including counsel
  fees).....................................................  $
Printing Fees...............................................  $
Transfer Agent and Registrar Fees...........................  $
Miscellaneous...............................................  $
                                                              --------
          Total.............................................  $
                                                              ========

ITEM 32. SALES TO SPECIAL PARTIES.

     Not applicable.

ITEM 33. RECENT SALES OF UNREGISTERED SECURITIES.

     On October 23, 1997, we sold and issued 300,000 "founder's shares" of common stock to Nello Gonfiantini III at a price of $0.01 per share or an aggregate of $3000.

     On March 31, 1998, we completed our initial private placement of 2,169,588 shares of Class A Convertible Preferred Stock, par value $0.01 per share, for approximately $21.7 million. Purchasers were primarily investors in notes and deeds of trust managed by our manager Gonzo Financial who invested in those trust deeds before our formation and exchanged their beneficial interests aggregating to approximately $10.1 million for our stock on a dollar for dollar basis. Those investors and new investors also purchased shares for cash at $10.00 per share, which cash purchases aggregated to approximately $11.5 million. There were 146 investors, of which 122 were accredited pursuant to Regulation D.

     On April 1, 1999, we completed a private placement of 1,084,794 shares of Class A Convertible Preferred Stock at $10.00 per share for approximately $10.8 million to existing shareholders only, 24 of whom were unaccredited. Assignments of an investor's interest in notes and deeds of trust aggregated to approximately $1.3 million in this placement.

     On July 1, 1999, we completed a private placement of 520,690 shares of Class A convertible preferred stock at $10.00 per share for approximately $5.2 million to new and existing investors, 9 of whom were unaccredited. Assignments of an investor's interest in notes and deeds of trust aggregated to approximately $169,000 in this placement.

     On July 1, 2000, we completed a private placement of 689,320 shares of Class A Convertible Preferred Stock at $10.00 per share for approximately $6.9 million to new and existing investors, 14 of whom were unaccredited.

     In October 1998, we began to offer to accredited investors on a monthly basis our Class A Collateralized Mortgage Notes secured by our mortgage loans for terms that may range from one month to twelve months. The maximum principal amount outstanding at any time could not exceed $20 million. As of June 30, 2000, $4,973,731 million of these Notes were outstanding, bearing interest at rates of 6.25% to 8.50%. The Notes were sold only to accredited investors, as defined in Regulation D, Rule 501(a)(4), (5) or (6) under the 1933 Securities Act. Sales of such Notes were terminated as of August 21, 2000.

     Each investor in our stock or notes signed a subscription agreement which included representations that they had sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of investments generally, and of their investment in our stock and Notes, and that they were able to bear the economic risk of the investment. Each investor further acknowledged they understood they could lose their entire investment.

     The sales of stock and issuance of Notes were exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D. Appropriate legends were placed on each stock certificate and promissory note. No underwriters were involved and no underwriting commissions were paid in any of the transactions.

     Options to acquire 135,000 shares of common stock have been granted under Specialty Mortgage Trust's stock option plan. Of these options, 10,000 have been granted to each of the five independent directors and an additional 85,000 have been granted to six current employees (excluding the founder) of the manager. The options were granted without dividend equivalent rights and become exercisable in annual increments over a four-year period. The options were granted at prices ranging from $0.01 to $5.00 per share. As of June 30, 2000, options to purchase 20,200 shares of common stock had been exercised, and shares of common stock issued, for an aggregate consideration of $1,030.

ITEM 34. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland provides that a Maryland corporation may indemnify any director of the corporation and any person who, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise or employee benefit plan, is made a party to any proceeding by reason of service in that capacity unless it is established that the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or the director actually received an improper personal benefit in money, property or services; or, in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding, but if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged to be liable to the corporation. Such indemnification may not be made unless authorized for a specific proceeding after a determination has been made, in the manner prescribed by law, that indemnification is permissible in the circumstances because the director has met the applicable standard of conduct. On the other hand, the director must be indemnified for expenses if he has been successful in the defense of the proceeding or as otherwise ordered by a court. The law prescribes the circumstances under which the corporation may advance expenses to, or obtain insurance or similar protection for, directors.

     The law also provides for comparable indemnification for corporate officers and agents.

     The Registrant's Articles of Incorporation provide that our directors and officers shall, and our agents in the discretion of the Board of Directors may, be indemnified to the fullest extent required or permitted from time to time by the laws of Maryland.

     The Maryland GCL permits the charter of a Maryland corporation to include a provision limiting the liability of our directors and officers to the corporation and our stockholders for money damages except to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received, or (2) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our Articles of Incorporation contain a provision providing for elimination of the liability of our directors and officers or our stockholders for money damages to the maximum extent permitted by Maryland law from time to time.

ITEM 35. TREATMENT OF PROCEEDS FROM NOTES BEING REGISTERED.

     Not applicable.

ITEM 36. FINANCIAL STATEMENTS AND EXHIBITS.

     (a)Financial Statements:

        Balance Sheets
        Statement of Operations
        Statement of Shareholder's Equity
        Statement of Cash Flows

     (b) Exhibits

         3.1     Articles of Incorporation
         3.2     Articles Supplementary
         3.3     Bylaws
         3.3.1   Amendment to Bylaws
         4.1*    Indenture
         4.2*    Form of Note Purchase Agreement
         4.3*    Form of Note
         5.1*    Opinion of Tobin & Tobin, a professional corporation, as to legality (including consent of such firm)
         8.1*    Opinion of Gnazzo Thill, a Professional Corporation, as to
                 certain tax matter (including consent of such firm)
        10.1     Amended and Restated Management Agreement
        10.2     Master Loan Participation and Servicing Agreement
        12.1     Statement regarding Computation of Ratios
        23.1*    Consent of Tobin & Tobin (see Item 5.1 above)
        23.2*    Consent of GnazzoThill (see Item 8.1 above)
        23.3     Consent of Grant Thornton LLP
        24.1     Power of Attorney (set forth on signature page)
        25.1*    Form T-1, Statement of Eligibility and Qualification Under
                 the Trust Indenture Act of 1939 of Bankers Trust of
                 California, N.A., Designated to Act as Trustee
        27.1     Financial Data Schedule

-------------------------
* To be filed by amendment.

ITEM 37. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that the undertakings set forth in clauses (i) and (ii) of this paragraph do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, County of Washoe, State of Nevada, on August 29, 2000.

                                          SPECIALTY MORTGAGE TRUST, INC.

                                          By: /s/ NELLO GONFIANTINI III
                                            ------------------------------------
                                                   Nello Gonfiantini III
                                              Chairman, President and Chief
                                              Financial Officer
                                              and Principal Accounting Officer

                               POWER OF ATTORNEY

     We, the undersigned Directors and Officers of Specialty Mortgage Trust, Inc., do hereby constitute and appoint Nello Gonfiantini III , Stacy Asteriadis, and Grace C. Caudill, our true and lawful attorney[s] and agent[s], to do any and all acts and things in our name and behalf in our capacities as directors, officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney[s] and agent[s] may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) hereof; and we do hereby ratify and confirm all that the said attorneys and agents shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Form S-11 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              SIGNATURE                              POSITION                      DATE
              ---------                              --------                      ----
      /s/ NELLO GONFIANTINI III        Chairman of the Board, President and   August 29, 2000
-------------------------------------         Chief Financial Officer
        Nello Gonfiantini III            and Principal Accounting Officer

         /s/ GEORGE E. BULL                          Director                 August 29, 2000
-------------------------------------
           George E. Bull

         /s/ ROGER M. PELTYN                         Director                 August 29, 2000
-------------------------------------
           Roger M. Peltyn

       /s/ STEPHEN V. NOVACEK                        Director                 August 29, 2000
-------------------------------------
         Stephen V. Novacek

        /s/ ERNEST MARTINELLI                        Director                 August 29, 2000
-------------------------------------
          Ernest Martinelli

        /s/ HARVEY C. FENNELL                        Director                 August 29, 2000
-------------------------------------
          Harvey C. Fennell

                                 EXHIBIT INDEX

EXHIBIT
  NO.                        DESCRIPTION OF DOCUMENT
-------                      -----------------------
  3.1      Articles of Incorporation
  3.2      Articles Supplementary
  3.3      Bylaws
  3.3.1    Amendment to Bylaws
  4.1*     Indenture
  4.2*     Form of Note Purchase Agreement
  4.3*     Form of Note
  5.1*     Opinion of Tobin & Tobin, a professional corporation, as to legality (including consent of such firm)
  8.1*     Opinion of Gnazzo Thill, a Professional Corporation, as to
           certain tax matter (including consent of such firm)
 10.1      Amended and Restated Management Agreement
 10.2      Master Loan Participation and Servicing Agreement
 12.1      Statement regarding Computation of Ratios
 23.1*     Consent of Tobin & Tobin (see Item 5.1 above)
 23.2*     Consent of GnazzoThill (see Item 8.1 above)
 23.3      Consent of Grant Thornton LLP
 24.1      Power of Attorney (set forth on signature page)
 25.1*     Form T-1, Statement of Eligibility and Qualification Under
           the Trust Indenture Act of 1939 of Bankers Trust of
           California, N.A., Designated to Act as Trustee
 27.1      Financial Data Schedule

-------------------------
* To be filed by amendment.